Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Health Net, Inc.

Woodland Hills, California

We have audited the accompanying consolidated balance sheets of Health Net, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the consolidated financial statement schedule listed in the index at page F-1. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2016 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

February 29, 2016

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Revenues
Health plan services premiums	$15,553,348	$13,361,170	$10,377,073
Government contracts	628,451	603,975	572,266
Net investment income	55,494	45,166	69,613
Administrative services fees and other income	6,294	(1,725)	34,791

Total revenues	16,243,587	14,008,586	11,053,743

Expenses

Health plan services (excluding depreciation and amortization)	13,041,036	11,307,751	8,886,547
Government contracts	603,841	536,643	502,918
General and administrative	1,816,166	1,552,364	1,083,694
Selling	270,174	262,338	239,428
Depreciation and amortization	22,533	29,786	38,589
Interest	33,309	31,376	32,614
Asset impairment	1,884	88,536	—

Total expenses	15,788,943	13,808,794	10,783,790

Income from operations before income taxes	454,644	199,792	269,953

Income tax provision	268,967	54,163	99,827

Net income	$185,677	$145,629	$170,126

Net income per share:
Basic	$2.40	$1.83	$2.14
Diluted	$2.37	$1.80	$2.12

Weighted average shares outstanding:
Basic	77,212	79,602	79,455
Diluted	78,358	80,777	80,404

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$185,677	$145,629	$170,126

Other comprehensive income before tax:

Unrealized gains (losses) on investments available-for-sale:
Unrealized holding (losses) gains arising during the period	(10,480)	59,073	(78,217)
Less: Reclassification adjustments for gains included in earnings	(192)	(2,710)	(23,975)

Unrealized (losses) gains on investments available-for-sale, net	(10,672)	56,363	(102,192)

Defined benefit pension plans:
Prior service cost arising during the period	—	—	607
Net gain (loss) arising during the period	6,416	(11,893)	7,294
Less: Amortization of prior service cost and net loss included in net periodic pension cost	2,560	600	2,572

Defined benefit pension plans, net	8,976	(11,293)	10,473

Other comprehensive (loss) income, before tax	(1,696)	45,070	(91,719)
Income tax (benefit) expense related to components of other comprehensive income	(306)	15,464	(31,868)

Other comprehensive (loss) income, net of tax	(1,390)	29,606	(59,851)

Comprehensive income	$184,287	$175,235	$110,275

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$996,854	$869,133
Investments-available-for-sale (amortized cost: 2015-$2,209,670, 2014-$1,777,404)	2,218,367	1,791,060
Premiums receivable, net of allowance for doubtful accounts (2015-$3,732, 2014- $1,671)	943,746	951,935
Amounts receivable under government contracts	267,655	150,546
Other receivables	467,526	424,910
Deferred taxes	91,005	57,911
Assets held for sale	—	50,000
Other assets	338,890	220,122

Total current assets	5,324,043	4,515,617
Property and equipment, net	146,053	84,328
Goodwill	558,886	558,886
Other intangible assets, net	9,060	11,822
Deferred taxes	12,230	33,081
Investments-available-for-sale-noncurrent (amortized cost: 2015-$34,197, 2014-$5,474)	27,580	4,570
Other noncurrent assets	319,794	187,630

Total Assets	$6,397,646	$5,395,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Reserves for claims and other settlements	$1,493,392	$1,896,035
Health care and other costs payable under government contracts	85,132	71,988
Unearned premiums	134,232	96,106
Borrowings under revolving credit facility	285,000	—
Accounts payable and other liabilities	1,874,154	880,374

Total current liabilities	3,871,910	2,944,503
Senior notes payable	399,709	399,504
Borrowings under revolving credit facility	—	100,000
Other noncurrent liabilities	292,947	242,705

Total Liabilities	4,564,566	3,686,712

Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.001 par value, 10,000 shares authorized, none issued and outstanding)	—	—
Common stock ($0.001 par value, 350,000 shares authorized; issued 2015-153,776 shares; 2014-152,451 shares)	154	153
Additional paid-in capital	1,497,562	1,444,705
Treasury common stock, at cost (2015-76,458 shares of common stock; 2014-74,378 shares of common stock)	(2,454,939)	(2,341,652)
Retained earnings	2,794,954	2,609,277
Accumulated other comprehensive loss	(4,651)	(3,261)

Total Stockholders’ Equity	1,833,080	1,709,222

Total Liabilities and Stockholders’ Equity	$6,397,646	$5,395,934

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Common Stock		Additional	Common Stock Held in Treasury			Accumulated Other
	Shares	Amount	Paid-In Capital	Shares	Amount	Retained Earnings	Comprehensive Income (Loss)	Total
Balance as of January 1, 2013	148,727	$149	$1,329,000	(67,426)	$(2,092,625)	$2,293,522	$26,984	$1,557,030
Net income						170,126		170,126
Other comprehensive loss							(59,851)	(59,851)
Exercise of stock options and vesting of restricted stock units	1,497	1	20,070					20,071
Share-based compensation expense			29,930					29,930
Tax detriment related to equity compensation plans			(1,376)					(1,376)
Repurchases of common stock				(3,278)	(87,119)			(87,119)

Balance as of January 1, 2014	150,224	$150	$1,377,624	(70,704)	$(2,179,744)	$2,463,648	$(32,867)	$1,628,811
Net income						145,629		145,629
Other comprehensive income							29,606	29,606
Exercise of stock options and vesting of restricted stock units	2,227	3	37,651					37,654
Share-based compensation expense			28,334					28,334
Tax benefit related to equity compensation plans			1,096					1,096
Repurchases of common stock				(3,674)	(161,908)			(161,908)

Balance as of January 1, 2015	152,451	$153	$1,444,705	(74,378)	$(2,341,652)	$2,609,277	$(3,261)	$1,709,222
Net income						185,677		185,677
Other comprehensive loss							(1,390)	(1,390)
Exercise of stock options and vesting of restricted stock units	1,325	1	18,715					18,716
Share-based compensation expense			29,451					29,451
Tax benefit related to equity compensation plans			4,691					4,691
Repurchases of common stock				(2,080)	(113,287)			(113,287)

Balance as of December 31, 2015	153,776	$154	$1,497,562	(76,458)	$(2,454,939)	$2,794,954	$(4,651)	$1,833,080

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$185,677	$145,629	$170,126
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	22,533	29,786	38,589
Asset impairment charges	1,884	88,536	—
Share-based compensation expense	29,451	28,334	29,930
Deferred income taxes	(10,894)	(16,564)	8,645
Excess tax benefit on share-based compensation	(4,855)	(2,230)	(620)
Net realized gain on investments	(191)	(2,710)	(24,061)
Other changes	38,119	29,838	31,539
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Premiums receivable and unearned premiums	46,315	(549,786)	(83,822)
Other current assets, receivables and noncurrent assets	(315,238)	(444,288)	1,425
Amounts receivable/payable under government contracts	(98,039)	39,754	20,896
Reserves for claims and other settlements	(402,643)	911,960	(53,898)
Accounts payable and other liabilities	938,976	517,742	(42,910)

Net cash provided by operating activities	431,095	776,001	95,839

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	953,092	441,430	696,534
Maturities of investments	104,095	98,901	93,225
Purchases of investments	(1,538,128)	(665,200)	(722,223)
Purchases of property and equipment	(60,949)	(62,010)	(59,525)
Sales (purchases) of restricted investments and other	(4,759)	2,027	(7,432)

Net cash (used in) provided by investing activities	(546,649)	(184,852)	579

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	18,972	27,727	10,762
Excess tax benefit on share-based compensation	4,855	2,230	620
Repurchases of common stock	(112,977)	(152,549)	(77,810)
Borrowings under financing arrangements	360,000	—	345,000
Repayment of borrowings under financing arrangements	(175,000)	—	(345,000)
Net decrease in checks outstanding, net of deposits	—	—	(23,842)
Customer funds administered	147,425	(32,579)	86,897

Net cash provided by (used in) financing activities	243,275	(155,171)	(3,373)

Net increase in cash and cash equivalents	127,721	435,978	93,045
Cash and cash equivalents, beginning of year	869,133	433,155	340,110

Cash and cash equivalents, end of year	$996,854	$869,133	$433,155

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$31,622	$29,670	$30,789
Income taxes paid	276,468	83,499	80,119

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business and Significant Events

Health Net, Inc. (referred to herein as “Health Net,” “the Company,” “we,” “us,” “our” or “HNT”) is a publicly traded managed care organization that delivers managed health care services. Together with our subsidiaries, we provide health benefits through our health maintenance organizations (“HMOs”), insured preferred provider organizations (“PPOs”), exclusive provider organization (“EPO”), point of service (“POS”) plans and indemnity products, among others, to approximately 6.1 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred as “Part D”), Medicaid (“Medi-Cal” in California), and dual eligible programs as well as programs with the the United States Department of Defense (“Department of Defense” or “DoD”) and United States Department of Veterans Affairs (“VA”). Our subsidiaries also offer managed health care products related to behavioral health and prescription drugs.

Our reportable segments are comprised of Western Region Operations and Government Contracts, each of which is described below.

Our health plan services are provided under our Western Region Operations reportable segment, which includes the operations primarily conducted in California, Arizona, Oregon and Washington for our commercial, Medicare and Medicaid health plans, our health and life insurance companies, our pharmaceutical services subsidiary and certain operations of our behavioral health subsidiaries.

Our Government Contracts reportable segment includes our government-sponsored managed care federal contract with the DoD under the TRICARE program in the North Region and other health care, mental health and behavioral health government contracts. On April 1, 2011, we began delivering administrative services under the new T-3 contract for the TRICARE North Region (“T-3 contract”). The T-3 contract for the North Region covers Connecticut, Delaware, Illinois, Indiana, Kentucky (except Fort Campbell), Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia, Wisconsin and the District of Columbia and portions of Iowa and Missouri. The Company provides administrative services to approximately 2.8 million Military Health System (“MHS”) eligible individuals under the T-3 contract. In addition to the beneficiaries that we service under the T-3 contract, we administer contracts with VA to manage the Patient Centered Community Care program (“PC3 Program”) and community based outpatient clinics in one state covering approximately 4,083 enrollees, We also provide behavioral health services to military families under the Department of Defense sponsored Military and Family Life Counseling, formerly Military and Family Life Consultant, (“MFLC”) program. See Note 2 under the heading “Government Contracts” for additional information on our T-3 contract for the North Region, the MFLC contract and PC3 Program contract.

Significant Events

Centene Transaction

On July 2, 2015, the Company entered into the Merger Agreement with Centene, together with Merger Sub I and Merger Sub II. Upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”) and (ii) subject to delivery of a legal opinion from counsel to the Surviving Corporation regarding certain aspects of the tax treatment of the transactions, immediately after the consummation of the Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company.

At the effective time of the Merger, the Company’s existing stockholders will receive per share merger consideration consisting of $28.25 in cash and 0.6220 of one share of Centene’s common stock.

The completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, without limitation, certain approval, notice or similar requirements with applicable regulatory authorities. On August 11, 2015, the Antitrust Division of the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On October 23, 2015, our stockholders approved the adoption of the Merger Agreement and Centene’s stockholders approved the issuance of the shares of its common stock forming part of the merger consideration.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The completion of the Merger is not conditioned on receipt of financing by Centene. The Merger is expected to close in the first quarter of 2016, subject to the receipt of the remaining required regulatory approvals and satisfaction or waiver of other closing conditions.

Cognizant Transaction

On November 2, 2014, we entered into a master services agreement (as subsequently amended and restated, the “Master Services Agreement”) with Cognizant Healthcare Services, LLC to provide certain services to us. In connection with the Master Services Agreement, we also entered into an asset purchase agreement (the “Asset Purchase Agreement”) pursuant to which we agreed to sell certain software assets and related intellectual property we own to Cognizant (the “Asset Sale,” and together with the transactions contemplated by the Master Services Agreement, the “Cognizant Transaction”). The closing of the Cognizant Transaction and commencement of services under the Master Services Agreement on the BPaaS Services Commencement Date (as defined in the Master Services Agreement), was subject to receipt of required regulatory approvals, and the closing of the related Asset Sale was scheduled for the BPaaS Services Commencement Date. However, in connection with the announcement of the Merger with Centene, we agreed with Cognizant to suspend efforts toward, and defer the occurrence of, the BPaaS Services Commencement Date to provide time for Health Net and Centene to work towards closing the Merger, and accordingly entered into an amendment to the Master Services Agreement on July 1, 2015 (the “Cognizant Amendment”). The decision to suspend efforts toward the BPaaS Services Commencement Date has similarly deferred the Asset Sale.

As of December 31, 2014 we had classified $50.0 million, at fair value less cost to sell, in assets as assets held for sale. As a result of the Cognizant Amendment, we reclassified assets held for sale to property and equipment held-for use and resumed depreciation of such assets due to the deferral of the Asset Sale during the three months ended September 30, 2015. As of December 31, 2015, we had no assets held for sale. See Note 3 for additional information about our agreement with Cognizant, the assets previously held for sale and our subsequent amendment to the Master Services Agreement.

Note 2—Summary of Significant Accounting Policies

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities through the date of the issuance of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates require the Company to apply complex assumptions and judgments, and often the Company must make estimates about effects of matters that are inherently uncertain and will likely change in subsequent periods. Actual results could differ materially from those estimates. Principal areas requiring the use of estimates include revenue recognition, including rebates, health care costs, including incurred but not yet reported (“IBNR”) amounts, amounts receivable or payable under the premium stabilization programs enacted by the ACA (see “Accounting for Certain Provisions of the ACA—3Rs: Reinsurance, Risk Adjustment and Risk Corridor” section below), reserves for contingent liabilities, amounts receivable or payable under government contracts, goodwill and other intangible assets, recoverability of long-lived assets and investments, and income taxes.

Health Plan Services Revenue Recognition

Health plan services premium revenues generally include HMO, PPO, EPO and POS premiums from employer groups and individuals and from Medicare recipients who have purchased supplemental benefit coverage, for which premiums are based on a predetermined prepaid fee, Medicaid revenues based on multi-year contracts to provide care to Medicaid recipients, revenue under Medicare risk contracts to provide care to enrolled Medicare recipients and revenue from our dual eligible members who are participating in the California Coordinated Care Initiative or “CCI.” Revenue is recognized in the month in which the related enrollees are entitled to health care services. Premiums collected in advance of the month in which enrollees are entitled to health care services are recorded as unearned premiums.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), commercial health plans with medical loss ratios (“MLR”) on fully insured products, as calculated as set forth in the ACA, that fall below certain targets are required to rebate ratable portions of their premiums annually. We classify the estimated rebates, if any, as a reduction to health plan services premiums in our consolidated statement of operations. Estimated rebates for our commercial health plans were $0 for the year ended December 31, 2015 and $0 for the year ended December 31, 2014. We paid $0.4 million related to 2014 rebates during the year ended December 31, 2015. In addition to the rebates for the commercial health plans under the ACA, there is also a medical loss ratio corridor for the California Department of Health Care Services (“DHCS”) adult Medicaid expansion members under Medi-Cal covering an 18-month period from January 1, 2014 to June 30, 2015 and for annual periods thereafter. If our MLR for this population is below 85%, then we would have to pay DHCS a rebate. If the MLR is above 95%, then DHCS would have to pay us additional premium. As of December 31, 2015 and December 31, 2014, we have accrued $345.0 million and $200.6 million, respectively, in accounts payable and other liabilities, and accrued $58.1 million and $0, respectively, in other noncurrent liabilities for MLR rebates with respect to this population payable to DHCS. Our Medicaid contract with the state of Arizona contains profit-sharing provisions. If our Arizona Medicaid profits are in excess of the amount we are allowed to fully retain, we record a payable and reduce health plan services premiums. With respect to our Arizona Medicaid contract, the balance included in other noncurrent assets as of December 31, 2015 and December 31, 2014 was $0 and $2.3 million, respectively, and the profit corridor payable balance included in accounts payable and other liabilities as of December 31, 2015 and December 31, 2014 was $49.7 million and $27.0 million, respectively. The profit corridor payable balance included in other noncurrent liabilities as of December 31, 2015 was $2.4 million and $0 as of December 31, 2014. In the year ended December 31, 2015, the Arizona Health Care Cost Containment System (“AHCCCS”) withheld $36.2 million in connection with the profit corridor payable from our capitation payment. See below in this Note 2 under the heading “Accounting for Certain Provisions of the ACA” for additional information.

The following table presents information regarding the impact to health plan services premium revenues related to the Medi-Cal MLR rebates and our Arizona Medicaid contract profit-sharing provisions (amounts in millions):

	Increase (Decrease) in Health Plan Services Premium Revenue
	Year Ended December 31, 2015
	2015	2014
Medi-Cal MLR rebates	$(202.5)	$(200.6)
AZ Medicaid contract profit-sharing provisions	(63.7)	(24.7)

Approximately 64%, 59%, and 50% in 2015, 2014 and 2013, respectively, of our health plan services premiums were generated under Medicare, Medicaid/Medi-Cal and dual eligibles contracts, as applicable. These revenues are subject to audit and retroactive adjustment by the respective fiscal intermediaries. Laws and regulations governing these programs, including the Centers for Medicare & Medicaid Services (“CMS”) methodology with respect to risk adjustment data validation (“RADV”) audits, are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount.

Our Medicare Advantage contracts are with CMS. CMS deploys a risk adjustment model which apportions premiums paid to all health plans according to health severity and certain demographic factors. This risk adjustment model results in periodic changes in our risk factor adjustment scores for certain diagnostic codes, which then result in changes to our health plan services premium revenues. Because the recorded revenue is based on our best estimate at the time, the actual payment we receive from CMS for risk adjustment reimbursement settlements may be materially different than the amounts we have initially recognized on our financial statements. We also have stand-alone Medicare Advantage Plus Prescription Drug (“MAPD”) plans that cover both prescription drugs (Part D) and medical care. The Part D benefit consists of pharmacy benefits for Medicare beneficiaries. We provide prescription drug benefits as part of our Medicare Advantage and dual eligibles offerings. Health care costs and general and administrative expenses associated with Part D are recognized as the costs and expenses are incurred.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our premiums from the Medi-Cal programs and other state-sponsored health programs are subject to certain retroactive premium adjustments based on expected and actual health care costs.

In addition, our state-sponsored health care programs in California, including Medi-Cal, seniors and persons with disabilities (“SPD”) programs, the dual eligibles demonstration portion of the California Coordinated Care Initiative that began in April 2014 and Medicaid expansion under federal health care reform that began in January 2014, are subject to retrospective premium adjustments based on certain risk sharing provisions included in our state-sponsored health plans rate settlement agreement described below. We estimate and recognize the retrospective adjustments to premium revenue based upon experience to date under our state-sponsored health care programs contracts. The retrospective premium adjustment is recorded as an adjustment to premium revenue and other noncurrent assets.

On November 2, 2012, we entered into a state-sponsored health plans rate settlement agreement (the “Agreement”) with DHCS to settle historical rate disputes with respect to our participation in the Medi-Cal program, for rate years prior to the 2011–2012 rate year. As part of the Agreement, DHCS agreed, among other things, to (1) an extension of all of our Medi-Cal managed care contracts existing as of the date of the Agreement for an additional five years from their then existing expiration dates; (2) retrospective premium adjustments on all of our state-sponsored health care programs, including Medi-Cal, which includes SPDs, Healthy Families, the dual eligibles demonstration portion of the CCI that began in 2014 and the Medi-Cal expansion populations that also began in 2014 (our “state-sponsored health care programs”), which are tracked in a settlement account as discussed in more detail below; and (3) compensate us should DHCS terminate any of our state-sponsored health care programs contracts early.

Effective January 1, 2013, the settlement account (the “Account”) was established with an initial balance of zero. The balance in the Account is adjusted annually to reflect retrospective premium adjustments for each calendar year (referenced in the Agreement as a deficit or surplus). A deficit or surplus will result to the extent our actual pretax margin (as defined in the Agreement) on our state-sponsored health care programs is below or above a predetermined pretax margin target. The amount of any deficit or surplus is calculated as described in the Agreement. Cash settlement of the Account will occur on December 31, 2019, except that under certain circumstances the DHCS may extend the final settlement for up to three additional one-year periods (as may be extended, the “Term”). In addition, the DHCS will make an interim partial settlement payment to us if it terminates any of our state-sponsored health care programs contracts early. Upon expiration of the Term, if the Account is in a surplus position, then no monies are owed to either party. If the Account is in a deficit position, then DHCS shall pay the amount of the deficit to us. In no event, however, shall the amount paid by DHCS to us under the Agreement exceed $264 million or be less than an alternative minimum amount as defined in the Agreement.

We estimate and recognize the retrospective adjustments to premium revenue based upon experience to date under our state-sponsored health care programs contracts. The retrospective premium adjustment is recorded as an adjustment to premium revenue and other noncurrent assets. As of December 31, 2015, we had calculated a surplus of $386.2 million. As a surplus Account position results in no monies due to either party upon expiration of the Term, we have no receivable and no payable recorded as of December 31, 2015 in connection with the Agreement. As of December 31, 2014, we had calculated a surplus of $53.4 million under the Agreement and reduced our receivable to zero, reflecting our cumulative estimated retrospective premium adjustment to the Account based on our actual pretax margin for the period beginning on January 1, 2013 and ending on December 31, 2014. As a surplus Account position results in no monies due to either party upon expiration of the Term, we had no receivable and no payable recorded as of December 31, 2014 in connection with the Agreement. As of December 31, 2013, we had calculated and recorded a deficit of $62.9 million, net of a valuation discount in the amount of $4.4 million, reflecting our estimated retrospective premium adjustment to the Account based on our actual pretax margin for the year ended December 31, 2013.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information regarding the impact to health plan services premium revenues related to the change in prior years Medicare risk adjustment revenues, retroactive premium adjustments for our Medi-Cal and other state-sponsored health programs and the change in deficit calculated under our state-sponsored health plans rate settlement agreement (amounts in millions):

	Increase (Decrease) in Health Plan Services Premium Revenue
	Year Ended December 31,
	2015	2014	2013
Change in prior years risk adjustment revenue estimate	$1.1	$13.1	$(9.0)
Medi-Cal retroactive premium adjustments for prior years	46.9	—	74.3
Change in deficit calculated under our state-sponsored health plans rate settlement agreement	—	(62.9)	62.9

Health Plan Services Health Care Cost

The cost of health care services is recognized in the period in which services are provided and includes an estimate of the cost of services that have been incurred but not yet reported. Such costs include payments to primary care physicians, specialists, hospitals and outpatient care facilities, and the costs associated with managing the extent of such care. Our health care cost can also include from time to time remediation of certain claims as a result of periodic reviews by various regulatory agencies.

Our HMOs, primarily in California, generally contract with various medical groups to provide professional care to certain of their members on a capitated, or fixed per member per month fee basis. Capitation contracts generally include a provision for stop-loss and non-capitated services for which we are liable. Professional capitated contracts also generally contain provisions for shared risk and pay-for-performance bonuses, whereby the Company and the medical groups share in the variance between actual costs and predetermined goals. Additionally, we contract with certain hospitals to provide hospital care to enrolled members on a capitated basis. Our HMOs also contract with hospitals, physicians and other providers of health care, pursuant to discounted fee-for-service arrangements, hospital per diems, and case rates under which providers bill the HMOs for each individual service provided to enrollees.

We estimate the amount of the provision for health care service costs IBNR in accordance with GAAP and using standard actuarial developmental methodologies based upon historical data including the period between the date services are rendered and the date claims are received and paid, denied claim activity, expected medical cost inflation, seasonality patterns and changes in membership, among other things.

Our IBNR best estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. This provision for adverse deviation is intended to capture the potential adverse development from known environmental factors such as our entry into new geographical markets, changes in our geographic or product mix, the introduction of new customer populations, variation in benefit utilization, disease outbreaks, changes in provider reimbursement, fluctuations in medical cost trend, variation in claim submission patterns and variation in claims processing speed and payment patterns, changes in technology that provide faster access to claims data or change the speed of adjudication and settlement of claims, variability in claim inventory levels, non-standard claim development, and/or exceptional situations that require judgmental adjustments in setting the reserves for claims. As part of our best estimate for IBNR, the provision for adverse deviation recorded at December 31, 2015 and 2014 was approximately $74.3 million and $77.7 million, respectively.

We consistently apply our IBNR estimation methodology from period to period. Our IBNR best estimate is made on an accrual basis and adjusted in future periods as required. Any adjustments to the prior period estimates are included in the current period. As additional information becomes known to us, we adjust our assumptions accordingly to change our estimate of IBNR. Therefore, if moderately adverse conditions do not occur, evidenced by more complete claims information in the following period, then our prior period estimates will be revised downward, resulting in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

favorable development. However, any favorable prior period reserve development would increase current period net income only to the extent that the current period provision for adverse deviation is less than the benefit recognized from the prior period favorable development. If moderately adverse conditions occur and are more acute than we estimated, then our prior period estimates will be revised upward, resulting in unfavorable development, which would decrease current period net income. For the year ended December 31, 2015, we had $107.4 million in favorable reserve developments related to prior years. This reserve development for the year ended December 31, 2015 consisted of $29.7 million in favorable prior year development and a release of the $77.7 million provision for adverse deviation held at December 31, 2014. We believe that the $29.7 million favorable development for the year ended December 31, 2015 was primarily due to the growth of the new Medicaid expansion population in 2014. For the year ended December 31, 2014, we had $14.6 million in net favorable reserve developments related to prior years. This reserve development for the year ended December 31, 2014 consisted of $36.6 million in unfavorable prior year development primarily due to the existence of moderately adverse conditions and a release of $51.2 million of the provision for adverse deviation held at December 31, 2013. We believe that the $36.6 million unfavorable development for the year ended December 31, 2014 was primarily due to unanticipated benefit utilization in our commercial business arising from dates of service in the fourth quarter of 2013 as a result of an uncertain environment related to the ACA.The reserve developments related to prior years for the years ended December 31, 2015 and 2014, when considered together with the provision for adverse deviation recorded as of December 31, 2015 and 2014, respectively, did not have a material impact on our operating results or financial condition.

The majority of the IBNR reserve balance held at the end of each year is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior periods are determined in each year based on the most recent updates of paid claims for prior periods. Estimates for service costs incurred but not yet reported are subject to the impact of changes in the regulatory environment, economic conditions, changes in claims trends, and numerous other factors. Given the inherent variability of such estimates, the actual liability could differ materially from the amounts estimated.

We assess the profitability of contracts for providing health care services when operating results or forecasts indicate probable future losses. Contracts are grouped in a manner consistent with the method of determining premium rates. Losses are determined by comparing anticipated premiums to estimates for the total of health care related costs less reinsurance recoveries, if any, and the cost of maintaining the contracts. Losses, if any, are recognized in the period the loss is determined and are classified as Health Plan Services cost. As of December 31, 2015 and 2014, respectively, we held no premium deficiency reserves.

Government Contracts

On April 1, 2011, we began delivery of administrative services under our T-3 contract for the TRICARE North Region. The T-3 contract was awarded to us on May 13, 2010, and included five one-year option periods. On March 15, 2014, the DoD exercised the last of these options, which extended the T-3 contract through March 31, 2015. In March 2015, the DoD modified our T-3 contract to add three additional one-year option periods and awarded us the first of the three option periods, which allows us to continue providing access to health care services to TRICARE beneficiaries through March 31, 2016. On February 1, 2016, we received preliminary written notice of the Government’s intent to exercise the second one-year option period concluding March 31, 2017. If the two remaining option periods are ultimately exercised, our T-3 contract would conclude on March 31, 2018. On April 24, 2015, the DoD issued its final request for proposal for the next generation TRICARE contracts (the “T-2017 contracts”), which will reduce the three existing TRICARE regions to two. On July 23, 2015, we responded to the DoD’s request for proposal, and on February 16, 2016, we submitted a revised response to the DoD’s request for proposal. The DoD has indicated that it expects to award the T-2017 contracts in the first half of 2016, with health care delivery expected to commence on April 1, 2017.

We provide various types of administrative services under the T-3 contract, including: provider network management, referral management, medical management, disease management, enrollment, customer service, clinical support service, and claims processing. We also provided assistance in the transition into the T-3 contract, and will provide assistance in any transition out of the contract. These services are structured as cost reimbursement arrangements for health care costs plus administrative fees earned in the form of fixed prices, fixed unit prices, and contingent fees and payments based on various incentives and penalties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with GAAP, we evaluate, at the inception of the contract and as services are delivered, all deliverables in the service arrangement to determine whether they represent separate units of accounting. The delivered items are considered separate units of accounting if the delivered items have value to the customer on a standalone basis (i.e., they are sold separately by any vendor) and no general right of return exists relative to the delivered item. While we identified two separate units of accounting within the T-3 contract, no determination of estimated selling price was performed because both units of accounting are performed ratably over the option periods and, accordingly, the same methodology of revenue recognition applies to both units of accounting.

Therefore, we recognize revenue related to administrative services on a straight-line basis over the option period, when the fees become fixed and determinable.

The T-3 contract includes various performance-based incentives and penalties. For each of the incentives or penalties, we adjust revenue accordingly based on the amount that we have earned or incurred at each interim date and are legally entitled to in the event of a contract termination.

The transition-in process for the T-3 contract began in the second quarter of 2010. Deferred transition-in costs and related deferred revenues are amortized on a straight-line basis over the customer relationship period. Fulfillment costs associated with the T-3 contract are expensed as incurred.

Revenues and expenses associated with the T-3 contract are reported as part of government contracts revenues and government contracts expenses in the consolidated statements of operations and included in the Government Contracts reportable segment.

The TRICARE members are served by our network and out-of-network providers in accordance with the T-3 contract. We pay health care costs related to these services to the providers and are later reimbursed by the DoD for such payments. Under the terms of the T-3 contract, we are not the primary obligor for health care services and accordingly, we do not include health care costs and related reimbursements in our consolidated statement of operations. Other government contracts revenues are recognized in the month in which the eligible beneficiaries are entitled to health care services or in the month in which the administrative services are performed or the period that coverage for services is provided.

Amounts receivable under government contracts are comprised primarily of contractually defined billings, accrued contract incentives under the terms of the contract and amounts related to change orders for services not originally specified in the contract. Pursuant to our T-3 contract, the government has the right to unilaterally modify the contract in certain respects by issuing change orders directing us to implement terms or services that were not originally included in the contract. Following receipt of a change order, we have a contractual right to negotiate an equitable adjustment to the contract terms to account for the impact of the change order. We start to perform under such change orders and begin to incur associated costs after we receive the government’s unilateral modification, but before we have negotiated the final scope and/or value of the change order. In these situations, costs are expensed as incurred, and we estimate and record revenue when we have met all applicable revenue recognition criteria. These criteria include the requirements that change order amounts are determinable, that we have performed under the change orders, and that collectability of amounts payable to us is reasonably assured.

In addition to the beneficiaries that we service under the T-3 contract, we provide behavioral health services to military families under the DoD sponsored MFLC program. On August 15, 2012, we entered into a MFLC contract awarded by the DoD. The contract has a five-year term that includes a 12-month base period and four 12-month option periods. In September 2013, VA awarded us a contract under its new PC3 Program. The PC3 Program provides eligible veterans coordinated, timely access to care through a comprehensive network of non-VA providers who meet VA quality standards when a local VA medical center cannot readily provide the care. We support VA in providing care to veterans in three of the six PC3 Program regions. These three regions, Regions 1, 2 and 4, encompass all or portions of 37 states, the District of Columbia, Puerto Rico and the Virgin Islands. The PC3 Program contract term includes a base period of performance and four one-year option periods. In addition, VA will have the ability to extend the PC3 Program contract an additional two years and six months based on VA’s needs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2014, VA expanded our PC3 Program contract to include primary care services for veterans who are unable to obtain primary care at a VA medical center in the three PC3 regions in which we operate. In addition, in November 2014, we modified our PC3 Program contract to further expand our services with VA in support of the Veterans Access, Choice and Accountability Act of 2014 (“VACAA”). The VACAA modification to our PC3 Program contract (the “VACAA modification”) expires no later than September 30, 2017. The VACAA modification includes, among other things, the production and distribution of the new Veterans Choice Card, which allows veterans to elect to receive care outside of the VA when they qualify. The transition-in process for the VACAA modification began in the fourth quarter of 2014. Deferred revenues associated with the contract modification are amortized on a straight-line basis over the customer relationship period. Fulfillment costs associated with the PC3 contract and the related modification are expensed as incurred.

Share-Based Compensation Expense

As of December 31, 2015, we had various long-term incentive plans that permit the grant of stock options and other equity awards to certain employees, officers and non-employee directors, which are described more fully in Note 8.

The compensation cost that has been charged against income under our various long-term incentive plans was $29.5 million, $28.3 million and $29.9 million during the years ended December 31, 2015, 2014 and 2013, respectively. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $11.5 million, $10.9 million and $11.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Cash flows resulting from the tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows and such amounts are approximately $4.9 million, $2.2 million and $0.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Forfeiture rates for share based awards are estimated up front and true-up adjustments are recorded for the actual forfeitures.

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments with maturity of three months or less when purchased. We had no checks outstanding, net of deposits as of December 31, 2015 and 2014, respectively. Checks outstanding, net of deposits are classified as accounts payable and other liabilities in the consolidated balance sheets and the changes are reflected in the line item net increase (decrease) in checks outstanding, net of deposits within the cash flows from financing activities in the consolidated statements of cash flows.

Investments

Investments classified as available-for-sale, which consist primarily of debt securities, are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as other comprehensive income, net of income tax effects. The cost of investments sold is determined in accordance with the specific identification method and realized gains and losses are included in net investment income. We analyze all debt investments that have unrealized losses for impairment consideration and assess the intent to sell such securities. If such intent exists, impaired securities are considered other-than-temporarily impaired. Management also assesses if we may be required to sell the debt investments prior to the recovery of amortized cost, which may also trigger an impairment charge. If securities are considered other-than-temporarily impaired based on intent or ability, we assess whether the amortized costs of the securities can be recovered. If management anticipates recovering an amount less than the amortized cost of the securities, an impairment charge is calculated based on the expected discounted cash flows of the securities. Any deficit between the amortized cost and the expected cash flows is recorded through earnings as a charge. All other temporary impairment charges are recorded through other comprehensive income. During the year ended December 31, 2015, we recognized $2.0 million losses from other-than-temporary impairments related to our investments in corporate debt securities. During the years ended December 31, 2014 and 2013, no losses were recognized from other-than-temporary impairments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The estimated fair value amounts of cash equivalents, investments available-for-sale, premiums and other receivables, notes receivable and notes payable have been determined by using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. Fair values for debt and equity securities are generally based upon quoted market prices. Where quoted market prices were not readily available, fair values were estimated using valuation methodologies based on available and observable market information. Such valuation methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly traded companies in a similar line of business, and reviewing the underlying financial performance including estimating discounted cash flows. The carrying value of premiums and other receivables, long-term notes receivable and nonmarketable securities approximates the fair value of such financial instruments. The fair value of notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt with the same remaining maturities. The fair value of our fixed-rate borrowings was $416.3 million and $437.0 million as of December 31, 2015 and 2014, respectively. The fair value of our variable-rate borrowings under our revolving credit facility was $285.0 million and $100.0 million as of December 31, 2015 and 2014, respectively, which was equal to the carrying value because the interest rates paid on these borrowings were based on prevailing market rates. The fair value of our fixed-rate borrowings was determined using the quoted market price, which is a Level 1 input in the fair value hierarchy. The fair value of our variable-rate borrowings was estimated to equal the carrying value because the interest rates paid on these borrowings were based on prevailing market rates. Since the pricing inputs are other than quoted prices and fair value is determined using an income approach, our variable-rate borrowings are classified as a Level 2 in the fair value hierarchy. See Notes 6 and 7 for additional information regarding our financing arrangements and fair value measurements, respectively.

Restricted Assets

We and our consolidated subsidiaries are required to set aside certain funds which may only be used for certain purposes pursuant to state regulatory requirements. We have discretion as to whether we invest such funds in cash and cash equivalents or other investments. As of December 31, 2015 and 2014, the restricted cash and cash equivalents balances totaled $0.2 million and $0.2 million, respectively, and are included in other noncurrent assets. Investment securities held by trustees or agencies were $28.3 million and $24.0 million as of December 31, 2015 and 2014, respectively, and are included in investments available-for-sale. For additional information on our regulatory requirements, see Note 12.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the lesser of estimated useful lives of the various classes of assets or the remaining lease term, in the case of leasehold improvements. The useful life for buildings and improvements is estimated at 35 to 40 years, and the useful lives for furniture, equipment and software range from 3 to 10 years (see Note 5).

We capitalize certain consulting costs, payroll and payroll-related costs for employees associated with computer software developed for internal use. We amortize such costs primarily over a five-year period. Expenditures for maintenance and repairs are expensed as incurred. Major improvements, which increase the estimated useful life of an asset, are capitalized. Upon the sale or retirement of assets, the recorded cost and the related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

We periodically assess long-lived assets or asset groups including property and equipment for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. If we identify an indicator of impairment, we assess recoverability by comparing the carrying amount of the asset to the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and is measured as the excess of carrying value over fair value. Long-lived assets are classified as held for sale and included as part of current assets when certain criteria are met. We measure long-lived assets to be disposed of by sale at the lower of carrying amount or fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the Cognizant Transaction, we classified certain software systems assets as held-for-sale in the year ended December 31, 2014. As of December 31, 2014, we had classified software systems assets with a total net book value of $130.2 million as assets held for sale. We assessed the recoverability of these assets held for sale and as a result, we recorded $80.2 million in asset impairments during the year ended December 31, 2014. During the year ended December 31, 2015, we recorded $1.9 million in asset impairments for additional property and equipment classified as held for sale in the first quarter of 2015. During the third quarter of 2015, due to the deferral of the Asset Sale in connection with the pending Merger with Centene, the Company reclassified all assets held for sale to property and equipment held-for-use and commenced depreciation for such assets. See Note 3 for more information regarding assets held for sale and the Cognizant Transaction.

In addition, we recorded an asset impairment of $1.3 million during the year ended December 31, 2014 for internally developed software. During the year ended December 31, 2013, we recorded $1.2 million in impairment losses to general and administrative expenses primarily for internally developed software.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets arise primarily as a result of various business acquisitions and consist of identifiable intangible assets acquired and the excess of the cost of the acquisitions over the tangible and intangible assets acquired and liabilities assumed (goodwill). Identifiable intangible assets primarily consist of the value of provider networks and customer relationships, which are all subject to amortization.

We perform our annual impairment test on our recorded goodwill as of June 30 or more frequently if events or changes in circumstances indicate that we might not recover the carrying value of these assets for each of our reporting units. We performed our annual impairment test on our goodwill and other intangible assets as of June 30, 2015 for our Western Region Operations reporting unit and also re-evaluated the useful lives of our other intangible assets. No impairment was identified. We performed a two-step impairment test to determine the existence of impairment and the amount of the impairment. In the first step, we compared the fair values to the related carrying values and concluded that the carrying value of the Western Region Operations was not impaired. As a result, the second step was not performed. We also determined that the estimated useful lives of our other intangible assets properly reflected the current estimated useful lives.

On November 2, 2014, we signed a definitive master services agreement with Cognizant to provide certain services to us. In connection with this agreement, we agreed to sell certain software assets and related intellectual property (“software system assets”) we own to Cognizant. The transaction, including the related asset sale, was subject to the receipt of required regulatory approvals. See Note 3 for additional information regarding our agreements with Cognizant. Because the sale of these software system assets met the definition of a sale of a business under GAAP, as of September 30, 2014, we re-allocated $7 million of goodwill based on relative fair values of the Western Region Operations reporting unit with and without the impact of the business to be sold. Our measurement of fair values was based on a combination of the discounted total consideration expected to be received in connection with the services and asset sale agreements, income approach based on a discounted cash flow methodology, and replacement cost methodology. After the reallocation of goodwill, we performed a two-step impairment test to determine the existence of any impairment and the amount of the impairment. In the first step, we compared the fair values to the related carrying value and concluded that the carrying value of the business to be sold was impaired; however, we determined that the carrying value of the Western Region Operations reporting unit was not impaired. In the second step, we measured the impairment amount by comparing the implied value of the allocated goodwill to the carrying amount of such goodwill. Based on the results of our Step 2 test, we concluded that the implied value of the goodwill allocated to the business to be sold was zero, which resulted in an impairment charge for the total carrying value of the allocated goodwill of $7 million. See Note 7 for goodwill fair value measurement information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amount of goodwill by reporting unit is as follows:

	Western Region Operations	Total
	(Dollars in millions)
Balance as of December 31, 2013	$565.9	$565.9
Goodwill allocated to sale of business (see Note 3)	(7.0)	(7.0)

Balance as of December 31, 2014	$558.9	558.9

Balance as of December 31, 2015	$558.9	$558.9

The intangible assets that continue to be subject to amortization using the straight-line method over their estimated lives are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Balance	Weighted Average Life (in years)
	(Dollars in millions)
As of December 31, 2015:
Provider networks	$41.5	$(38.0)	$3.5	18.9
Customer relationships and other	29.5	(23.9)	5.6	11.1

	$71.0	$(61.9)	$9.1

As of December 31, 2014:
Provider networks	$41.5	$(36.9)	$4.6	18.9
Customer relationships and other	29.5	(22.3)	7.2	11.1

	$71.0	$(59.2)	$11.8

The amortization expense was $2.8 million, $3.0 million and $3.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Estimated annual pretax amortization expense for other intangible assets for each of the next five years ending December 31 is as follows (dollars in millions):

Year	Amount
2016	$2.2
2017	2.2
2018	2.1
2019	0.9
2020	0.6

Policy Acquisition Costs

Policy acquisition costs are those variable costs that relate to the acquisition of new and renewal commercial health insurance business. Such costs include broker commissions, costs of policy issuance and underwriting, and other costs we incur to acquire new commercial business or renew existing business. Our commercial health insurance business typically has a one-year term and may be canceled upon a 30-day notice. We expense these costs as incurred and report them as selling expenses in our consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reserves for Contingent Liabilities

In the course of our operations, we are involved on a routine basis in various disputes with members, health care providers, and other entities or individuals, as well as audits or investigations by government agencies and elected officials that relate to our services and/or business practices that expose us to potential losses.

We recognize an estimated loss, which may represent damages, assessment of regulatory fines or penalties, settlement costs, future legal expenses or a combination of the foregoing, as appropriate, from such loss contingencies when it is both probable that a loss will be incurred and the amount of the loss can be reasonably estimated. Our loss estimates are based in part on an analysis of potential results, the stage of the proceedings, consultation with outside counsel and any other relevant information available. See Note 13 for additional details.

Insurance Programs

The Company is insured for various errors and omissions, property, casualty and other risks. The Company maintains various self-insured retention amounts, or “deductibles,” on such insurance coverage.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments and premiums receivable. All cash equivalents and investments are managed within established guidelines, which provide us diversity among issuers. Our 10 largest employer group premiums receivable balances within each of our plans accounted for 7% and 5% of our total premiums receivable as of December 31, 2015 and 2014, respectively. Our Medicare receivable from CMS represented 9% of total receivables as of December 31, 2015 compared with 9% as of December 31, 2014. Our Medicaid receivable, due primarily from DHCS, represented approximately 80% and 84% of premiums receivable as of December 31, 2015 and 2014, respectively. Our premiums receivable from Medicare and Medicaid programs are subject to timing of cash receipts from the federal and state governmental agencies. Our 10 largest employer group premiums within each of our plans accounted for 9%, 11% and 16% of our health plan services premium revenues for the years ended December 31, 2015, 2014 and 2013, respectively.

The federal government is the primary customer of our Government Contracts reportable segment representing approximately 96% of our Government Contracts revenue. In addition, the federal government is a significant customer of our Western Region Operations segment as a result of our contract with CMS for coverage of Medicare-eligible individuals. Medicare revenues accounted for 20%, 23% and 27% of our health plan premium revenues in 2015, 2014 and 2013, respectively. Our Medicaid revenue is derived in California through our contracts with the DHCS, and, beginning in the fourth quarter of 2013, in Arizona through our contract with the Arizona Health Care Cost Containment System (“AHCCCS”). Medicaid premium revenues accounted for 41%, 36%, and 23% of our health plan services premium revenues for the years ended December 31, 2015, 2014, and 2013, respectively. We are the sole commercial plan contractor with DHCS to provide Medi-Cal services in Los Angeles County, California. In 2015 and 2014, revenue from our Medi-Cal contract in Los Angeles County was approximately 58% and 55% of our total Medicaid premium revenue, respectively, and approximately 24% and 19% of total health plan premium revenue, respectively.

In May 2005, we renewed our contract with DHCS to provide Medi-Cal service in Los Angeles County. On March 29, 2010, DHCS executed an amendment to extend our contract for a second 24-month extension period ending March 31, 2012. On December 1, 2011, our contract with DHCS was extended for a third 24-month period ending March 31, 2014. On November 2, 2012, our wholly owned subsidiaries, Health Net of California, Inc. and Health Net Community Solutions, Inc., entered into a settlement agreement (“the Agreement”) with the DHCS. As part of the Agreement, DHCS agreed, among other things, to the extension of all of our Medi-Cal managed care contracts existing on the date of the Agreement, including our contract with DHCS to provide Medi-Cal services in Los Angeles County, for an additional five years from their then existing expiration dates, subject to customary provisions for termination. Accordingly, our Medi-Cal contract for Los Angeles County is scheduled to expire in April 2019. For additional information on our Agreement with DHCS, see “Health Plan Services Revenue Recognition” above in this Note 2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Share

Basic earnings per share excludes dilution and reflects net income divided by the weighted average shares of common stock outstanding during the periods presented. Diluted earnings per share is based upon the weighted average shares of common stock and dilutive common stock equivalents (this reflects the potential dilution that could occur if stock options were exercised and restricted stock units (“RSUs”) and performance share units (“PSUs”) were vested) outstanding during the periods presented.

The inclusion or exclusion of common stock equivalents arising from stock options, RSUs and PSUs in the computation of diluted earnings per share is determined using the treasury stock method. For the years ended December 31, 2015, 2014 and 2013, respectively, 1,146,000 shares, 1,175,000 shares and 949,000 shares of dilutive common stock equivalents were outstanding and were included in the computation of diluted earnings per share.

For the years ended December 31, 2015, 2014 and 2013, respectively, an aggregate of 18,000 shares, 715,000 shares and 941,000 shares of common stock equivalents were considered anti-dilutive and were not included in the computation of diluted earnings per share. Stock options expire at various times through February 2019 (see Note 8).

In May 2011, our Board of Directors authorized a stock repurchase program for the repurchase of up to $300 million of our outstanding common stock (our “stock repurchase program”). On March 8, 2012, our Board of Directors approved a $323.7 million increase to our stock repurchase program and on December 16, 2014, our Board of Directors approved another $257.8 million increase to our stock repurchase program. This latest increase, when taken together with the remaining authorization at that time, brought our total authorization up to $400.0 million. As of December 31, 2015 and 2014, the remaining authorization under our stock repurchase program was $306.2 million and $400.0 million, respectively. See Note 9 for more information regarding our stock repurchase program.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

Comprehensive income includes all changes in stockholders’ equity (except those arising from transactions with stockholders) and includes net income (loss), net unrealized appreciation (depreciation) after tax on investments available-for-sale and prior service cost and net loss related to our defined benefit pension plan (see Note 10).

Our accumulated other comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Unrealized Gains (Losses) on investments available-for-sale	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (loss)
		(Dollars in millions)

Balance as of January 1, 2013	$38.0	$(11.0)	$27.0

Other comprehensive (loss) income before reclassifications	(50.7)	4.8	(45.9)
Amounts reclassified from accumulated other comprehensive income	(15.6)	1.6	(14.0)

Other comprehensive (loss) income for the year ended December 31, 2013	(66.3)	6.4	(59.9)

Balance as of January 1, 2014	$(28.3)	$(4.6)	$(32.9)

Other comprehensive income (loss) before reclassifications	38.3	(7.3)	31.0
Amounts reclassified from accumulated other comprehensive income	(1.8)	0.4	(1.4)

Other comprehensive income (loss) for the year ended December 31, 2014	36.5	(6.9)	29.6

Balance as of January 1, 2015	$8.2	$(11.5)	$(3.3)

Other comprehensive (loss) income before reclassifications	(6.8)	3.9	(2.9)
Amounts reclassified from accumulated other comprehensive income	(0.1)	1.6	1.5

Other comprehensive (loss) income for the year ended December 31, 2015	(6.9)	5.5	(1.4)

Balance as of December 31, 2015	$1.3	$(6.0)	$(4.7)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows reclassifications out of accumulated other comprehensive income and the affected line items in the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,			Affected line item in the Consolidated Statements of Operations
	2015	2014	2013
		(Dollars in millions)

Unrealized gains on investments available-for-sale	$0.2	$2.7	$24.0	Net investment income

	0.2	2.7	24.0	Total before tax

	0.1	0.9	8.4	Tax expense

	0.1	1.8	15.6	Net of tax

Amortization of defined benefit pension items:
Prior-service cost	(0.4)	(0.4)	(0.1)	(a)

Actuarial gains (losses)	(2.2)	(0.2)	(2.5)	(a)

	(2.6)	(0.6)	(2.6)	Total before tax

	(1.0)	(0.2)	(1.0)	Tax benefit

	(1.6)	(0.4)	(1.6)	Net of tax

Total reclassifications for the period	$(1.5)	$1.4	$14.0	Net of tax

(a)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost.

Taxes Based on Premiums

We provide services in certain states which require premium taxes to be paid by us based on membership or billed premiums. These taxes are paid in lieu of or in addition to state income taxes and totaled $266.5 million in 2015, $191.2 million in 2014 and $124.4 million in 2013. The 2013 premium tax expense includes Medicaid premium taxes reinstated in June 2013 retroactive to July 1, 2012 (see “Medicaid Premium Taxes” below for additional information). These amounts are recorded in general and administrative expenses on our consolidated statements of operations.

Medicaid Premium Taxes

On June 27, 2013, the State of California reinstated premium taxes retroactive to July 1, 2012 for plans participating in Medi-Cal. As a result of this reinstatement, for the year ended December 31, 2013, we recorded $92.8 million, including $20.2 million attributable to periods prior to 2013, as general and administrative expense. In addition, the State of California increased Medicaid premium revenues in an amount equal to the increase in the premium taxes. As a result, we recorded $92.8 million in health plan services premiums for the year ended December 31, 2013. For the year ended December 31, 2014, we recorded $157.1 million in Medicaid premium taxes and a corresponding $157.1 million in health plan services premiums. For the year ended December 31, 2015, we recorded $222.4 million in Medicaid premium taxes and a corresponding $222.4 million in health plan services premiums. These Medicaid premium taxes are currently authorized by the State of California through July 1, 2016.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

We record deferred tax assets and liabilities based on differences between the book and tax bases of assets and liabilities. The deferred tax assets and liabilities are calculated by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. We establish a valuation allowance in accordance with the provisions of the Income Taxes Topic of the Financial Accounting Standards Board (“FASB”) codification. We continually review the adequacy of the valuation allowance and recognize the benefits from our deferred tax assets only when an analysis of both positive and negative factors indicate that it is more likely than not that the benefits will be realized.

We file tax returns in many tax jurisdictions. Often, application of tax rules within the various jurisdictions is subject to differing interpretation. Despite our belief that our tax return positions are fully supportable, we believe that it is probable certain positions will be challenged by taxing authorities, and we may not prevail on all of the positions as filed. Accordingly, we maintain a liability for the estimated amount of contingent tax challenges by taxing authorities upon examination. We analyze the amount at which each tax position meets a “more likely than not” standard for sustainability upon examination by taxing authorities. Only tax benefit amounts meeting or exceeding this standard will be reflected in tax provision expense and deferred tax asset balances. Any difference between the amounts of tax benefits reported on tax returns and tax benefits reported in the financial statements is recorded as a liability for unrecognized tax benefits. The liability for unrecognized tax benefits is reported separately from deferred tax assets and liabilities and classified as current or noncurrent based upon the expected period of payment. See Note 11 for additional disclosures.

Accounting for Certain Provisions of the ACA

Premium-based Fee on Health Insurers

The ACA mandated significant reforms to various aspects of the U.S. health insurance industry. Among other things, the ACA imposes an annual premium-based fee on health insurers (the “health insurer fee”) for each calendar year beginning on or after January 1, 2014 which is not deductible for federal income tax purposes and in many state jurisdictions. The health insurer fee is levied based on a ratio of an insurer’s net health insurance premiums written for the previous calendar year compared to the U.S. health insurance industry total. We are required to estimate a liability for our portion of the health insurer fee and record it in full once qualifying insurance coverage is provided in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized ratably to expense over the calendar year that it is payable.

We paid the federal government $233.0 million in September 2015 for our portion of the 2015 health insurer fee based on 2014 premiums in accordance with the ACA. We had recorded a liability for this fee in other current liabilities with an offsetting deferred cost in other current assets in our consolidated financial statements. In September 2014, we paid the federal government $141.4 million for our portion of the health insurer fee based on 2013 premiums. Our general and administrative expenses for the years ended December 31, 2015 and 2014 include amortization of the deferred cost of $233.0 million and $141.4 million, respectively. The remaining deferred cost asset was $0 as of December 31, 2015 and $0 as of December 31, 2014.

Public Health Insurance Exchanges

The ACA requires the establishment of state-based, state and federal partnership or federally facilitated health insurance exchanges (“exchanges”) where individuals and small groups may purchase health insurance coverage under regulations established by U.S. Department of Health and Human Services (“HHS”). We currently participate in exchanges in Arizona and California. Effective January 1, 2014, the ACA includes permanent and temporary premium stabilization provisions for transitional reinsurance, permanent risk adjustment, and temporary risk corridors (collectively referred to as the “3Rs”), which are applicable to those insurers participating inside, and in some cases outside, of the exchanges.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Member Related Components

Member Premium—We receive a monthly premium from members. The member premium, which is fixed for the entire plan year, is recognized evenly over the contract period and reported as part of health plan services premium revenue.

Premium Subsidy—For qualifying low-income members, HHS will reimburse us, on the member’s behalf, some or all of the monthly member premium depending on the member’s income level in relation to the Federal Poverty Level. We recognize the premium subsidy evenly over the contract period and report it as part of health plan services premium revenue.

Cost Sharing Subsidy—For qualifying low-income members, HHS will reimburse us, on the member’s behalf, some or all of a member’s cost sharing amounts (e.g., deductible, co-pay/coinsurance). The amount paid for the member by HHS is dependent on the member’s income level in relation to the Federal Poverty Level. The Cost Sharing Subsidy offsets health care costs when incurred. We record a liability if the Cost Sharing Subsidy is paid in advance or a receivable if incurred health care costs exceed the Cost Sharing Subsidy received to date.

3Rs: Reinsurance, Risk Adjustment and Risk Corridor

Our accounting estimates are impacted as a result of the provisions of the ACA, including the 3Rs. The substantial influx of previously uninsured individuals into the new health insurance exchanges under the ACA could make it more difficult for health insurers, including us, to establish pricing accurately, at least during the early years of the exchanges. The 3Rs are intended to mitigate some of the risks around pricing and lack of information surrounding the previously uninsured. Estimating the amounts for the 3Rs involve complex calculations, assumptions and judgments. Our estimation process relies in part on data provided by participating insurers, including us, and also requires interpretation and application of existing laws, regulations and guidance, including, among others, those related to the treatment of income taxes in calculating risk corridors as well as the timing and source of program funding. The interpretation and application of certain laws, regulations and guidance may impact the estimation process, which impact may be material. Accordingly, we will experience premium adjustments to our health plan services premium revenues and health plan services expenses based on changes to our estimated amounts related to the 3Rs until we receive the final reconciliation and settlement amount from HHS. Such estimated amounts may differ materially from actual amounts ultimately received or paid under the provisions, which may have a material impact on our consolidated results of operations and financial condition.

Reinsurance—The transitional reinsurance program requires us to make reinsurance contributions for calendar years 2014 through 2016 to a state or HHS established reinsurance entity based on a national contribution rate per covered member as determined by HHS. While all commercial medical plans, including self-funded plans, are required to fund the reinsurance entity, only fully-insured non-grandfathered plans in the individual commercial market will be eligible for recoveries if individual claims exceed a specified threshold. Accordingly, we account for transitional reinsurance contributions associated with all commercial medical health plans other than non-grandfathered individual plans as an assessment in general and administrative expenses in our consolidated statement of income and recorded $36.0 million and $55.0 million for the years ended December 31, 2015 and 2014, respectively. We account for contributions made by individual commercial plans which are subject to recoveries as contra-health plan services premium revenue and recorded $14.3 million and $15.9 million for the years ended December 31, 2015 and 2014, respectively. We account for any recoveries as contra-health plan services expense in our consolidated statements of income. Reinsurance assessments and recoveries are classified as current or long-term receivable or payable based on the timing of expected settlement.

Risk Adjustment—The risk adjustment provision applies to individual and small group business both within and outside the exchange and requires measurement of the relative health status risk of each insurer’s pool of insured enrollees in a given market. The risk adjustment provision then operates to transfer funds from insurers whose pools of insured enrollees have lower-than-average risk scores to those insurers whose pools have greater-than-average risk scores. Our estimate for the risk adjustment incorporates our risk scores by state and market relative to the market average using data provided by the participating insurers and available information about the HHS model. This information is consistent with our knowledge and understanding of market conditions.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of our ongoing estimation process, we consider information as it becomes available at interim dates along with our actuarially determined expectations, and we update our estimates incorporating such information as appropriate.

We estimate and recognize adjustments to our health plan services premium revenue for the risk adjustment provision by projecting our ultimate premium for the calendar year. Such estimated calendar year amounts are recognized ratably during the year and are revised each period to reflect current experience. We record receivables and/ or payables and classify the amounts as current or long-term in the consolidated balance sheets based on the timing of expected settlement.

Risk Corridor—The temporary risk corridor program will be in place for three years and applies to individual and small group business operating both inside and outside of the exchanges. The risk corridor provisions limit health insurers’ gains and losses by comparing allowable medical costs to a target amount, each defined/prescribed by HHS, and sharing the risk for allowable costs with the federal government. Variances from the target exceeding certain thresholds may result in HHS making additional payments to us or require us to make payments to HHS.

We estimate and recognize adjustments to our health plan services premium revenue for the risk corridor provision by projecting our ultimate premium for the calendar year. Such estimated calendar year amounts are recognized ratably during the year and are revised each period to reflect current experience, including changes in risk adjustment and reinsurance recoverables. We record receivables and/or payables and classify the amounts as current or long-term in the consolidated balance sheets based on the timing of expected settlement.

HHS has recognized that it is obligated to make the risk corridors program payments without regard to budget neutrality in both regulations and guidance. On October 1, 2015, HHS acknowledged a shortfall in the payments for program year 2014, and stated that it would be making payments to insurers of approximately 12.6 percent of their requested amounts at this time. HHS confirmed its previously stated intention to fulfill its remaining 2014 risk corridor obligations with funds collected for program year 2015 and, if necessary, 2016 collections. On October 13, 2015, HHS reiterated its continuing obligation to make full payment of its risk corridors liabilities and stated that HHS recognizes that the ACA requires the Secretary to make full payments to issuers. HHS further stated that it is recording those amounts that remain unpaid following its 12.6 percent prorated payment this winter as fiscal year 2015 obligations of the United States Government for which full payment is required. This payment structure would be consistent with the Consolidated and Further Continuing Appropriations Act, 2015, which is also referred to as the “2015 Budget Act” or “Cromnibus.” Additionally, HHS has stated that in the event of a shortfall between the amounts collected from issuers and the payments to issuers, HHS will use other sources of funding for the risk corridors payments, subject to the availability of appropriations. This use of alternative funding is consistent with general principles of federal program budgeting and appropriations. Notwithstanding any restrictions imposed by the 2015 Budget Act, which restrictions were repeated in identical language in the 2016 Budget Act passed in December 2015, HHS has retained the right and ability to source risk corridors program payments from user fees under both the risk corridors program and other programs.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the assets and liabilities related to the 3Rs as of December 31, 2015 and December 31, 2014:

	December 31, 2015	December 31, 2014
	(Dollars in millions)
Other receivables:
Reinsurance	$214.1	$234.0
Risk adjustment	143.2	81.0
Risk corridor	1.8	—

Other noncurrent assets:
Risk corridor	212.5	90.4

Accounts payable and other liabilities:
Risk adjustment	187.2	153.4

Other noncurrent liabilities:
Risk corridor	—	3.6

Net Receivable (Payable) Balance:
Risk adjustment	$(44.0)	$(72.4)
Risk corridor	214.3	86.8
Reinsurance	214.1	234.0

The following table presents the changes in our balances related to the 3Rs during the years ended December 31, 2015 and 2014:

	Net Receivable/ (Payable) Balance as of December 31, 2014 and 2013	Change in Estimates Related to Prior Year	Current Estimates	Payments Made (Received)	Net Receivable/ (Payable) Balance as of December 31, 2015 and 2014
		(Dollars in millions)
2015
Risk adjustment	$(72.4)	$(6.3)	$(49.6)	$84.3	$(44.0)
Risk corridor	86.8	11.3	126.8	(10.6)	214.3
Reinsurance	234.0	(19.3)	214.1	(214.7)	214.1
2014
Risk adjustment	$—	$—	$(72.4)	$—	$(72.4)
Risk corridor	—	—	86.8	—	86.8
Reinsurance	—	—	234.0	—	234.0

The change in estimates related to the prior year reduced our pretax income by $14.3 million for the year ended December 31, 2015.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The final reconciliation and settlement with HHS of the premium and cost sharing subsidies and the amounts related to the 3Rs for the current year generally will be completed in the following year with HHS. The risk adjustment and reinsurance amounts for the benefit year 2014 reflect the final reconciliation by HHS. Risk adjustment and reinsurance amounts for 2014 were substantially settled during the year ended December 31, 2015. For further information with respect to our risk corridor receivables, see the discussion above in this Note 2.

Section 1202 of ACA

Section 1202 of the ACA mandates increases in Medicaid payment rates for primary care in calendar years 2013 and 2014. The final rule has been in effect since January 1, 2013. The provisions of section 1202 impact our 1.8 million Medi-Cal members in California and 65,000 Medicaid members in Arizona. DHCS, the agency that regulates the Medi-Cal program, initially implemented a reimbursement methodology with no underwriting risk to the managed care plans (“MCPs”) in 2013. Subsequently, DHCS changed the reimbursement methodology during the second quarter of 2014, and this change transferred full underwriting risk to the MCPs.

For the periods prior to this reimbursement methodology change, i.e., the year ended December 31, 2013 and the three months ended March 31, 2014, we accounted for the provisions of section 1202 on an administrative services only basis since it transferred no underwriting risk to the MCPs, and recorded the receipts and payments on a net basis.

Following the change in reimbursement methodology, we have full underwriting risk for 2013, including both utilization and unit cost risk. Accordingly, for the year ended December 31, 2014, with respect to our Medi-Cal business, we:

•	Reversed $7.9 million previously recorded as administrative services fees and other income in 2013 and for the three months ended March 31, 2014.

•	Recorded payments on a grossed-up basis by recording Medi-Cal payments received as premium revenue and estimated Medi-Cal claim payments as health care costs (incurred claims), each via retroactive adjustments to premium revenues and health care costs.

•	Recorded retrospective premium revenue adjustments based upon the state settlement agreement (see Note 2 - “Health Plan Services Revenue Recognition” above).

The financial statement impact of the section 1202 reimbursement methodology change is summarized in the table below.

	Recorded In
	Year Ended December 31, 2013	Year Ended December 31, 2014
(Dollars in millions)	No Risk	No Risk	Full Risk
Health plan services premiums	$4.4	$—	$154.7
Health plan services expenses	—	—	144.0
General and administrative expenses	4.4	—	—
Administrative services fees and other income	6.5	1.4	(7.9)

Pretax income	$6.5	$1.4	$2.8

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) as modified by ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” ASU 2014-09 will supersede existing revenue recognition standards with a single model unless those contracts are within the scope of other standards (e.g., an insurance entity’s insurance contracts). The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. Companies can adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach. ASU 2014-09 is effective for annual and interim reporting periods beginning after December 15, 2017. Early adoption at the original effective date, for interim and annual periods beginning after December 15, 2016, will be permitted. We are currently evaluating the effect of the new revenue recognition guidance.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” The FASB issued this ASU as part of its initiative to reduce complexity in accounting standards. To simplify the presentation of deferred income taxes, the amendments in ASU No. 2015-17 require that deferred tax liabilities and assets be classified as noncurrent in the statement of position. ASU No. 2015-17 will be effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We do not expect this new guidance to have a material effect on our results of operations, financial condition, or cash flows.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” Under the new guidance, entities will have to measure many equity investments at fair value and recognize any changes in fair value in net income unless the investment qualify for the new practicability exception. For financial liabilities measured under Fair Value Option, entities will need to present any change in fair value caused by a change in instrument-specific credit risk (own credit risk) separately in Other Comprehensive Income. ASU No. 2016-01 also changes certain disclosure requirements for financial assets and liabilities. ASU No. 2016-01 will be effective for financial statements issued for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. We do not expect this new guidance to have a material effect on our results of operations, financial condition, or cash flows.

On February 25, 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The new guidance will require organizations that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. This will increase the reported assets and liabilities – in some cases very significantly. ASU No. 2016-02 will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption will be permitted for all entities. We are currently evaluating the effect of the new lease recognition guidance, which could have a material impact on our results of operations and financial condition.

Note 3—Assets Held For Sale

On November 2, 2014, we signed a definitive seven-year Master Services Agreement with Cognizant to provide consulting, technology and administrative services to us in the following areas: claims management, membership and benefits configuration, customer contact center services, information technology, quality assurance, appeals and grievance services and non-clinical medical management support. In addition, in connection with the Master Services Agreement we entered into an Asset Purchase Agreement with Cognizant for the sale of certain of our software system assets to Cognizant for $50 million. The closing of the Cognizant Transaction and commencement of services thereunder on the BPaaS Services Commencement Date (as defined in the Master Services Agreement), was subject to receipt of required regulatory approvals, and the closing of the related Asset Sale was scheduled for the BPaaS Services Commencement Date. See below for additional information regarding our subsequent amendment to the Master Services Agreement with Cognizant.

We had determined that the sale of these software system assets constituted a sale of a business as defined under GAAP, and the requirements to classify these software system assets as held-for-sale were met as of September 30, 2014. Assets held for sale are measured at the lower of carrying value or fair value less cost to sell. Accordingly, we had classified $50.0 million in assets as assets held for sale as of December 31, 2014.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the major classes of assets included in this amount (dollars in millions):

	Assets Classified as Held for Sale during the year ended December 31, 2014	Impairment Loss for the year ended December 31, 2014	Assets Held for Sale as of December 31, 2014	Assets Classified as Held for Sale during the year ended December 31, 2015	Impairment Loss for the year ended December 31, 2015	Assets Reclassified to Property and Equipment (Held for Use) during the year ended December 31, 2015	Assets Held for Sale as of December 31, 2015

Property and equipment, net	$130.2	$(80.2)	$50.0	$1.9	$(1.9)	$(50.0)	$—
Goodwill allocated to sale of business	7.0	(7.0)	—	—	—	—	—

Assets held for sale	$137.2	$(87.2)	$50.0	$1.9	$(1.9)	$(50.0)	$—

Other impaired property and equipment, net		$(1.3)

Asset impairment		$(88.5)

In connection with the then pending sale, we had assessed the recoverability of goodwill and other long-lived assets, including property and equipment. As a result, in the year ended December 31, 2014, we recorded $87.2 million in asset impairments, including goodwill impairment of $7.0 million (see Note 2) and impairment of property and equipment of $80.2 million (see Note 7). In addition, we recorded an asset impairment of $1.3 million during the year ended December 31, 2014 for internally developed software, bringing our total asset impairment to $88.5 million. In the year ended December 31, 2015, we recorded $1.9 million in asset impairments for additional property and equipment classified as assets held for sale.

However, in connection with the announcement of the Merger with Centene, we agreed with Cognizant to suspend efforts toward, and defer the occurrence of, the BPaaS Services Commencement Date to provide time for Health Net and Centene to work towards closing the Merger, and accordingly entered into the Cognizant Amendment on July 1, 2015. The decision to suspend efforts toward the BPaaS Services Commencement Date has similarly deferred the Asset Sale. The Cognizant Amendment, among other things, extended the Pre-BPaaS Services Commencement Date Termination period, or the period of time during which the Company may terminate the Cognizant Agreement for a break-up fee of $10 million, until after the closing of the Merger. Cognizant will continue to provide certain application and business processing services pursuant to existing agreements it has with the Company.

Due to the deferral of the Asset Sale in connection with the pending Merger with Centene, the Company determined that the sale of these software system assets no longer met the requirements of held-for-sale classification. Consequently, during the year ended December 31, 2015, the Company reclassified all assets held for sale to property and equipment held-for-use and commenced depreciation for such assets. As of December 31, 2015, the Company had no assets held for sale.

Note 4—Investments

Investments classified as available-for-sale, which consist primarily of debt securities, are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as other comprehensive income, net of income tax effects. The cost of investments sold is determined in accordance with the specific identification method, and realized gains and losses are included in net investment income. We periodically assess our available-for-sale investments for other-than-temporary impairment. Any such other-than-temporary impairment loss is recognized as a realized loss, which is recorded through earnings, if related to credit losses.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We recognized an impairment related to certain investments in the energy and oil sector in the amount of $2.0 million during the year ended December 31, 2015. The amount represents the difference between the present value of the Company’s best estimate of future cash flows using the latest performance indicators and the amortized cost basis. During the years ended December 31, 2014 and 2013, we recognized no losses from other-than-temporary impairments of our cash equivalents and available-for-sale investments.

We classified $27.6 million and $4.6 million as investments available-for-sale-noncurrent as of December 31, 2015 and 2014, respectively, because we did not intend to sell and we believed it may take longer than a year for such impaired securities to recover. This classification does not affect the marketability or the valuation of the investments, which are reflected at their market value as of December 31, 2015 and 2014.

As of December 31, 2015 and 2014, the amortized cost, gross unrealized holding gains and losses, and fair value of our current investments available-for-sale and our investments available-for-sale-noncurrent, after giving effect to other-than-temporary impairments were as follows:

	2015
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Carrying Value
	(Dollars in millions)
Current:
Asset-backed securities	$560.4	$1.0	$(5.8)	$555.6
U.S. government and agencies	32.0	—	(0.1)	31.9
Obligations of states and other political subdivisions	913.6	24.3	(1.4)	936.5
Corporate debt securities	703.7	1.0	(10.3)	694.4

	$2,209.7	$26.3	$(17.6)	$2,218.4

Noncurrent:
Corporate debt securities	34.2	—	(6.6)	27.6

	$34.2	$—	$(6.6)	$27.6

	2014
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Carrying Value
	(Dollars in millions)
Current:
Asset-backed securities	$437.2	$2.6	$(1.9)	$437.9
U.S. government and agencies	36.5	—	—	36.5
Obligations of states and other political subdivisions	716.7	17.2	(1.7)	732.2
Corporate debt securities	587.0	2.7	(5.3)	584.4

	$1,777.4	$22.5	$(8.9)	$1,791.0

Noncurrent:
Asset-backed securities	$0.8	$—	$(0.2)	$0.6
Corporate debt securities	4.7	—	(0.7)	4.0

	$5.5	$—	$(0.9)	$4.6

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2015, the contractual maturities of our current investments available-for-sale and our investments available-for-sale-noncurrent were as follows:

	Amortized Cost	Estimated Fair Value

	(Dollars in millions)
Current:
Due in one year or less	$51.5	$51.4
Due after one year through five years	514.2	511.7
Due after five years through ten years	579.9	582.1
Due after ten years	503.7	517.6
Asset-backed securities	560.4	555.6

Total current investments available-for-sale	$2,209.7	$2,218.4

	Amortized Cost	Estimated Fair Value

	(Dollars in millions)
Noncurrent:
Due after one year through five years	$15.8	$13.1
Due after five years through ten years	17.2	13.4
Due after ten years	1.2	1.1

Total noncurrent investments available-for-sale	$34.2	$27.6

Proceeds from sales of investments available-for-sale during 2015 were $953.1 million. Gross realized gains and losses during 2015 totaled $6.7 million and $6.5 million, respectively. Proceeds from sales of investments available-for-sale during 2014 were $441.4 million. Gross realized gains and losses during 2014 totaled $5.7 million and $3.0 million, respectively. Proceeds from sales of investments available-for-sale during 2013 were $696.5 million. Gross realized gains and losses during 2013 totaled $26.4 million and $2.4 million, respectively.

The following tables show our investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2015 and December 31, 2014. These investments are interest-yielding debt securities of varying maturities. We have determined that the unrealized loss position for these securities is primarily due to market volatility. Generally, in a rising interest rate environment, the estimated fair value of fixed income securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of fixed income securities would be expected to increase. These securities may also be negatively impacted by illiquidity in the market.

The following table shows our current investments’ fair values and gross unrealized losses for individual securities in a continuous loss position as of December 31, 2015:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$437.6	$(5.2)	$34.0	$(0.6)	$471.6	$(5.8)
U.S. government and agencies	28.2	(0.1)	—	—	28.2	(0.1)
Obligations of states and other political subdivisions	88.5	(0.7)	19.7	(0.7)	108.2	(1.4)
Corporate debt securities	529.0	(9.4)	27.3	(0.9)	556.3	(10.3)

	$1,083.3	$(15.4)	$81.0	$(2.2)	$1,164.3	$(17.6)

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows our noncurrent investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2015:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Corporate debt securities	$18.0	$(4.3)	$9.6	$(2.3)	$27.6	$(6.6)

	$18.0	$(4.3)	$9.6	$(2.3)	$27.6	$(6.6)

The following table shows the number of our individual securities-current that have been in a continuous loss position at December 31, 2015:

	Less than 12 Months	12 Months or More	Total
Asset-backed securities	266	39	305
U.S. government and agencies	8	—	8
Obligations of states and other political subdivisions	71	14	85
Corporate debt securities	505	32	537

	850	85	935

The following table shows the number of our individual securities-noncurrent that have been in a continuous loss position through December 31, 2015:

	Less than 12 Months	12 Months or More	Total
Corporate debt securities	21	9	30

	21	9	30

The following table shows our current investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$149.3	$(0.5)	$112.5	$(1.4)	$261.8	$(1.9)
U.S. government and agencies	20.7	—	—	—	20.7	—
Obligations of states and other political subdivisions	37.3	(0.1)	104.8	(1.6)	142.1	(1.7)
Corporate debt securities	299.1	(3.9)	56.0	(1.4)	355.1	(5.3)

	$506.4	$(4.5)	$273.3	$(4.4)	$779.7	$(8.9)

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows our noncurrent investments’ fair value and gross unrealized losses for our individual securities that have been in a continuous loss position through December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$—	$—	$0.6	$(0.2)	$0.6	$(0.2)
Corporate debt securities	4.0	(0.7)	—	—	4.0	(0.7)

	$4.0	$(0.7)	$0.6	$(0.2)	$4.6	$(0.9)

Note 5—Property and Equipment

Property and equipment are comprised of the following as of December 31:

	2015	2014
	(Dollars in millions)
Land	$1.7	$1.7
Leasehold improvements under development	2.4	1.5
Buildings and improvements	58.2	55.8
Furniture, equipment and software	295.9	210.5

	358.2	269.5
Less accumulated depreciation	(212.1)	(185.2)

Property and equipment, net	$146.1	$84.3

In connection with the Cognizant Transaction, in the year ended December 31, 2014, we classified certain software system assets as held-for-sale. As of December 31, 2014, we had classified software systems assets with a total net book value of $130.2 million as assets held for sale. During the third quarter of 2015, due to the deferral of the Asset Sale in connection with the pending Merger with Centene, the Company determined that the sale of these software system assets no longer meets the requirements of held-for-sale classification. Consequently, during the three months ended September 30, 2015, the Company reclassified all $50.0 million of assets held for sale to property and equipment held-for-use and commenced depreciation for such assets. See Note 3 for more information regarding assets previously held for sale and the Cognizant Transaction and Note 1 for more information regarding the pending Merger.

Our depreciation expense was $19.8 million, $27.1 million and $35.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Note 6—Financing Arrangements

Revolving Credit Facility

In October 2011, we entered into a $600 million unsecured revolving credit facility due in October 2016, which includes a $400 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swing line loans (which sublimits may be increased in connection with any increase in the credit facility described below). In addition, we have the ability from time to time to increase the credit facility by up to an additional $200 million in the aggregate, subject to the receipt of additional commitments. As of December 31, 2015, $285.0 million was outstanding under our revolving credit facility and reported as a current liability. The maximum amount available for borrowing under the revolving credit facility was $307.9 million (see “—Letters of Credit” below).

Amounts outstanding under our revolving credit facility bear interest, at the Company’s option, at either (a) the base rate (which is a rate per annum equal to the greatest of (i) the federal funds rate plus one-half of one percent,

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii) Bank of America, N.A.’s “prime rate” and (iii) the Eurodollar Rate (as such term is defined in the credit facility) for a one-month interest period plus one percent) plus an applicable margin ranging from 45 to 105 basis points or (b) the Eurodollar Rate plus an applicable margin ranging from 145 to 205 basis points. The applicable margins are based on our consolidated leverage ratio, as specified in the credit facility, and are subject to adjustment following the Company’s delivery of a compliance certificate for each fiscal quarter.

Our revolving credit facility includes, among other customary terms and conditions, limitations (subject to specified exclusions) on our and our subsidiaries’ ability to incur debt; create liens; engage in certain mergers, consolidations and acquisitions; sell or transfer assets; enter into agreements that restrict the ability to pay dividends or make or repay loans or advances; make investments, loans, and advances; engage in transactions with affiliates; and make dividends. In addition, we are required to be in compliance at the end of each fiscal quarter with a specified consolidated leverage ratio and consolidated fixed charge coverage ratio. As of December 31, 2015, we were in compliance with all covenants under the revolving credit facility.

Our revolving credit facility contains customary events of default, including nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default and/or cross-acceleration to other indebtedness of the Company or our subsidiaries in excess of $50 million; certain ERISA-related events; noncompliance by the Company or any of our subsidiaries with any material term or provision of the HMO Regulations or Insurance Regulations (as each such term is defined in the credit facility) in a manner that could reasonably be expected to result in a material adverse effect; certain voluntary and involuntary bankruptcy events; inability to pay debts; undischarged, uninsured judgments greater than $50 million against us and/or our subsidiaries that are not stayed within 60 days; actual or asserted invalidity of any loan document; and a change of control. If an event of default occurs and is continuing under the revolving credit facility, the lenders thereunder may, among other things, terminate their obligations under the facility and require us to repay all amounts owed thereunder.

The pending Merger with Centene, if completed, would constitute a change of control under the terms of our revolving credit facility, which would constitute an event of default thereunder. Accordingly, if the pending Merger with Centene is completed prior to the due date of the facility, the lenders thereunder may, among other things, terminate their obligations under the facility and require us to repay all outstanding amounts thereunder and replace the existing letters of credit discussed below. See Note 1 to our consolidated financial statements for additional information regarding our pending Merger with Centene.

Letters of Credit

Pursuant to the terms of our revolving credit facility, we can obtain letters of credit in an aggregate amount of $400 million and the maximum amount available for borrowing is reduced by the dollar amount of any outstanding letters of credit. As of December 31, 2015 and 2014, we had outstanding letters of credit of $7.1 million and $8.6 million, respectively, resulting in a maximum amount available for borrowing of $307.9 million and $491.4 million, respectively. As of December 31, 2015 and 2014, no amounts had been drawn on any of these letters of credit.

Senior Notes

In 2007 we issued $400 million in aggregate principal amount of 6.375% Senior Notes due 2017 (“Senior Notes”). The indenture governing the Senior Notes limits our ability to incur certain liens, or consolidate, merge or sell all or substantially all of our assets. In the event of the occurrence of both (1) a change of control of Health Net, Inc. and (2) a below investment grade rating by any two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest to the date of repurchase. As of December 31, 2015, no default or event of default had occurred under the indenture governing the Senior Notes.

The Senior Notes may be redeemed in whole at any time or in part from time to time, prior to maturity at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable treasury rate plus 30 basis points

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Each of the following will be an Event of Default under the indenture governing the Senior Notes:

•	failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by us in accordance with the terms of the Senior Notes shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant or agreement in the notes or indenture for a period of 60 days after notice that performance was required;

•	(A) our failure or the failure of any of our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice; or

•	events in bankruptcy, insolvency or reorganization of our Company.

On August 3, 2015, we commenced a solicitation with respect to the Senior Notes to amend the defined term “Change of Control” in the Senior Notes to provide that the pending Merger with Centene will not constitute a “Change of Control.” The required consents were received by August 12, 2015, and we executed a supplement to the indenture governing the Senior Notes effectuating the amendment. Accordingly, no Change of Control Offer (as defined in the Senior Notes) to repurchase the Senior Notes will be effectuated in connection with the completion of the Merger. A cash payment of $2.50 per $1,000 in aggregate principal amount of Senior Notes was offered for a validly delivered consent. We conducted the consent solicitation at the request of Centene pursuant to a covenant contained in the Merger Agreement (see Note 1). Centene is responsible for all liabilities we incurred in connection with the consent solicitation, including but not limited to all consent fees payable to holders of the Senior Notes.

Our Senior Notes payable balances were $399.7 million as of December 31, 2015 and $399.5 million as of December 31, 2014.

Note 7—Fair Value Measurements

We record certain assets and liabilities at fair value in the consolidated balance sheets and categorize them based upon the level of judgment associated with the inputs used to measure their fair value and the level of market price observability. We also estimate fair value when the volume and level of activity for the asset or liability have significantly decreased or in those circumstances that indicate when a transaction is not orderly.

Investments measured and reported at fair value using Level inputs are classified and disclosed in one of the following categories:

Level 1—Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include U.S. Treasury securities and listed equities. We do not adjust the quoted price for these investments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 2—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models and/or other valuation methodologies that are based on an income approach. Examples include, but are not limited to, multidimensional relational model, option adjusted spread model, and various matrices. Specific pricing inputs include quoted prices for similar securities in both active and non-active markets, other observable inputs such as interest rates, yield curve volatilities, default rates, and inputs that are derived principally from or corroborated by other observable market data. Investments that are generally included in this category include asset-backed securities, corporate bonds and loans, and state and municipal bonds.

Level 3—Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation using assumptions that market participants would use, including assumptions for risk. Level 3 includes an embedded contractual derivative asset and/or liability held by the Company estimated at fair value. Significant inputs used in the derivative valuation model include the estimated growth in Health Net health care expenditures and estimated growth in national health care expenditures. The growth in these expenditures was modeled using a Monte Carlo simulation approach.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following tables present information about our assets and liabilities measured at fair value on a recurring basis at December 31, 2015 and 2014, and indicate the fair value hierarchy of the valuation techniques utilized by us to determine such fair value (dollars in millions):

	Level 1	Level 2- current	Level 2- noncurrent	Level 3	Total
As of December 31, 2015

Assets:
Cash and cash equivalents	$996.9	$—	$—	$—	$996.9

Investments—available-for-sale
Asset-backed debt securities:
Residential mortgage-backed securities	$—	$226.9	$—	$—	$226.9
Commercial mortgage-backed securities	—	199.2	—	—	199.2
Other asset-backed securities	—	129.5	—	—	129.5
U.S. government and agencies:
U.S. Treasury securities	31.9	—	—	—	31.9
U.S. Agency securities	—	—	—	—	—
Obligations of states and other political subdivisions	—	936.5	—	—	936.5
Corporate debt securities	—	694.4	27.6	—	722.0

Total investments at fair value	$31.9	$2,186.5	$27.6	$—	$2,246.0

Embedded contractual derivative	—	—	—	5.7	5.7
Total assets at fair value	$1,028.8	$2,186.5	$27.6	$5.7	$3,248.6

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 3
As of December 31, 2015

Liability:
Embedded contractual derivative	$11.5

Total liability at fair value	$11.5

	Level 1	Level 2- current	Level 2- noncurrent	Level 3	Total
As of December 31, 2014

Assets:
Cash and cash equivalents	$869.1	$—	$—	$—	$869.1

Investments—available-for-sale
Asset-backed debt securities:
Residential mortgage-backed securities	$—	$210.9	$—	$—	$210.9
Commercial mortgage-backed securities	—	145.6	0.6	—	146.2
Other asset-backed securities	—	81.4	—	—	81.4
U.S. government and agencies:
U.S. Treasury securities	36.5	—	—	—	36.5
U.S. Agency securities	—	—	—	—	—
Obligations of states and other political subdivisions	—	732.2	—	—	732.2
Corporate debt securities	—	584.4	4.0	—	588.4

Total investments at fair value	$36.5	$1,754.5	$4.6	$—	$1,795.6

Embedded contractual derivative	—	—	—	10.0	10.0

Total assets at fair value	$905.6	$1,754.5	$4.6	$10.0	$2,674.7

Level 3
As of December 31, 2014

Liability:
Embedded contractual derivative	$2.6

Total liability at fair value	$2.6

We had no transfers between Levels 1 and 2 of financial assets or liabilities that are fair valued on a recurring basis during the years ended December 31, 2015 and 2014. In determining when transfers between levels are recognized, our accounting policy is to recognize the transfers based on the actual date of the event or change in circumstances that caused the transfer.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the balances of Level 3 financial assets for the years ended December 31, 2015 and 2014 were as follows (dollars in millions):

	Year Ended December 31,
	2015			2014
	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total
Opening balance	$10.0	$—	$10.0	$7.2	$62.9	$70.1
Transfers into Level 3	—	—	—	—	—	—

Transfers out of Level 3	—	—	—	—	—	—
Total gains or losses for the period:
Realized as (loss) income	(2.3)	—	(2.3)	2.8	(62.9)	(60.1)
Unrealized in accumulated other comprehensive income	—	—	—	—	—	—
Purchases, issues, sales and settlements:
Purchases	—	—	—	—	—	—
Issues	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Settlements	(2.0)	—	(2.0)	—	—	—

Closing balance	$5.7	$—	$5.7	$10.0	$—	$10.0

Change in unrealized gains (losses) included in net income for assets held at the end of the reporting period	$—	$—	$—	$—	$—	$—

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the balance of the Level 3 financial liability for the year ended December 31, 2015 and 2014 were as follows (dollars in millions):

	Year Ended December 31,
	2015	2014
	Embedded Contractual Derivative
Opening balance	$2.6	$—
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period:
Realized in net income	8.9	2.6
Unrealized in accumulated other comprehensive income	—	—
Purchases, issues, sales and settlements:
Purchases	—	—
Issues	—	—
Sales	—	—
Settlements	—	—

Closing balance	$11.5	$2.6

As of December 31, 2014, we classified certain assets as assets held for sale. These assets held for sale were carried at the lower of carrying value or fair value (see Note 3 for additional information). The following table presents information about our assets classified as held for sale as of December 31, 2015 and December 31, 2014, the hierarchy of the valuation techniques utilized by us to determine such fair values and the related impairment loss for the years ended December 31, 2015 and 2014, respectively (dollars in millions):

	Level 3	Total Asset Impairment for the Year Ended December 31, 2015	Level 3	Total Asset Impairment for the Year Ended December 31, 2014
	As of December 31, 2015		As of December 31, 2014
Property and equipment, net	$—	$1.9	$50.0	$80.2
Goodwill allocated to sale of business	—	—	—	7.0

Assets held for sale	$—	$1.9	$50.0	$87.2

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We had no liabilities fair valued on a non-recurring basis during the years ended December 31, 2015 and 2014.

The following tables present quantitative information about Level 3 Fair Value Measurements (dollars in millions):

	Fair Value as of December 31, 2015	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)

			Health Net Health Care Expenditures	-4.39%	—	8.50%	(1.98%)
Embedded contractual derivative asset	$5.7	Monte Carlo Simulation Approach	National Health Care Expenditures	-0.30%	—	8.53%	(3.29%)

			Health Net Health Care Expenditures	6.82%	—	9.13%	(7.98%)

Embedded contractual derivative liability	$11.5	Monte Carlo Simulation Approach	National Health Care Expenditures	3.64%	—	3.64%	(3.64%)

Goodwill - Western Region reporting unit	$558.9	Income Approach	Discount Rate	7.5%	—	7.5%	(7.5%)

	Fair Value as of December 31, 2014	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)

			Health Net Health Care Expenditures	-0.08%	—	2.74%	(2.02%)
Embedded contractual derivative asset	$10.0	Monte Carlo Simulation Approach	National Health Care Expenditures	3.45%	—	4.14%	(3.80%)

			Health Net Health Care Expenditures	0.79%	—	10.76%	(5.73%)

Embedded contractual derivative liability	$2.6	Monte Carlo Simulation Approach	National Health Care Expenditures	0.64%	—	8.43%	(4.38%)

Goodwill - Western Region reporting unit	$558.9	Income Approach	Discount Rate	7.5%	—	7.5%	(7.5%)

Assets held for sale	50.0	Income Approach	Discount Rate	12.0%	—	12.0%	12.0%

Valuation policies and procedures are managed by our finance group, which regularly monitors fair value measurements. Fair value measurements, including those categorized within Level 3, are prepared and reviewed on a quarterly basis and any third-party valuations are reviewed for reasonableness and compliance with the Fair Value Measurement Topic of the Accounting Standards Codification. Specifically, we compare prices received from our pricing service to prices reported by the custodian or third-party investment advisers, and we perform a review of the inputs, validating that they are reasonable and observable in the marketplace, if applicable. For our embedded contractual derivative asset and/or liability, we use internal historical and projected health care expenditure data and the national health care expenditures as reflected in the National External Trend Standards, which is published by CMS, to estimate the unobservable inputs. The growth rates in each of these health care expenditures are modeled using the

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Monte Carlo simulation approach, and the resulting value is discounted to the valuation date. We estimate our recurring Level 3 state-sponsored health plans settlement account deficit asset using the income approach based on discounted cash flows. We estimate our non-recurring Level 3 asset and goodwill for our Western Region Operations reporting unit using the income approach based on discounted cash flows. We estimate our non-recurring Level 3 assets held for sale based on a combination of the discounted total consideration expected to be received in connection with the services and asset sale agreements, income approach based on a discounted cash flow methodology, and replacement cost methodology.

The significant unobservable inputs used in the fair value measurement of our embedded contractual derivative are the estimated growth in Health Net health care expenditures and the estimated growth in national health care expenditures. Significant increases (decreases) in the estimated growth in Health Net health care expenditures or decreases (increases) in the estimated growth in national health expenditures would result in a significantly lower (higher) fair value measurement.

Note 8—Long-Term Equity Compensation

For the year ended December 31, 2015 the compensation cost that has been charged against income under our various stock option and long-term incentive plans (“the Plans”) was $29.5 million. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $11.5 million (See Note 2).

Stock options and other equity awards, including but not limited to restricted stock, restricted stock units (“RSUs”) and performance share units (“PSUs”) have been granted to certain employees, officers and non-employee directors under the Plans. The grant of a single RSU or PSU under our 2006 Long-Term Incentive Plan reduces the number of shares of common stock available for issuance under that plan by 1.75 shares of common stock. RSUs and PSUs granted under that plan prior to May 21, 2009 reduce the number of shares of common stock available for issuance under the 2006 Long-Term Incentive Plan by two shares of common stock for each award. The grant of an option under the 2006 Long-Term Incentive Plan reduces the number of shares of common stock available for issuance under that plan by one share of common stock.

Stock options are granted with an exercise price at or above the fair market value of the Company’s common stock on the date of grant. Effective May 21, 2009, stock option grants carry a maximum term of seven years, and, in general, stock options and other equity awards vest based on one to four years of continuous service. Stock option grants made prior to May 21, 2009 carry a maximum term of ten years. As of December 31, 2015, there were no outstanding options or awards that had market or performance condition accelerated vesting provisions. Certain stock options and other equity awards provide for accelerated vesting upon the occurrence of a change in control (as defined in the Plans) under the circumstances set forth in the Plans and equity award agreements. At the end of the maximum term, unexercised stock options are set to expire.

PSUs were granted in 2015. These PSUs have various performance periods. Vesting of these PSUs is subject to the recipient’s continued employment and these PSUs are earned at 0% to 100% with vesting beginning one year after the grant date or, in some instances, upon completion of the designated performance goals. The number of shares, if any, to be delivered in connection with these PSUs is dependent upon the Company’s satisfaction of certain performance criteria as outlined in each PSU award agreement.

As of December 31, 2015, we have reserved up to an aggregate of 9.0 million shares of our common stock for issuance under the Plans.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (“Black-Scholes”) based on assumptions, including the risk-free interest rate, expected option term or life, expected volatility, and expected dividend yield, if any. Expected volatilities are based on implied volatilities from traded options on our stock and historical volatility of our stock. We estimated the expected term of options by using historical data to estimate option exercise and employee termination within a lattice-based valuation model. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from a lattice-based option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury Strip yields in effect at the time of grant with maturity dates approximately equal to the expected life of the option at the grant date.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2015, 2014 and 2013, we made no grants of stock options. The following table provides the total intrinsic value of options exercised during the years ended December 31:

	2015	2014	2013
Total intrinsic value of options exercised	$11,889,560	$18,608,206	$3,138,634

A summary of option activity under our various plans as of December 31, 2015, and changes during the year then ended is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2015	1,952,211	$33.01
Granted	—	—
Exercised	(517,351)	36.18
Forfeited or expired	(2,675)	54.85

Outstanding at December 31, 2015	1,432,185	$31.82	1.19	$52,474,895

Vested or expected to vest at December 31, 2015 (reflecting estimated forfeiturerates effective in 2015)	1,432,185	$31.82	1.19	$52,474,895

Exercisable at December 31, 2015	1,432,185	$31.82	1.19	$52,474,895

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$15.30 – 20.00	106,000	0.55	$15.45	106,000	$15.45
20.01 – 25.00	507,579	1.18	23.08	507,579	23.08
25.01 – 30.00	62,000	2.33	28.00	62,000	28.00
30.01 – 40.00	341,050	1.99	31.47	341,050	31.47
40.01 – 50.00	346,543	0.37	45.91	346,543	45.91
50.01 – 58.07	69,013	1.36	55.65	69,013	55.65

$15.30 – 58.07	1,432,185	1.19	$31.82	1,432,185	$31.82

We have entered into stock option and RSU agreements with certain employees and non-employee directors and PSU agreements with certain employees. Upon vesting and exercise of each stock option and upon vesting of each RSU and PSU, holders will have the right to receive one share of common stock. Awards of stock options, RSUs and PSUs are subject to restrictions on transfer and forfeiture prior to vesting.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the number of stock options, RSUs and PSUs granted during the years ended December 31:

	2015	2014	2013
Options granted	—	—	—
RSUs and PSUs granted	701,069	881,338	1,143,881

A summary of RSU and PSU activity under our various plans as of December 31, 2015, and changes during the year then ended is presented below:

	Number of Restricted Stock Units and Performance Share Units	Weighted Average Grant-Date Fair Value	Weighted Average Purchase Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2015	1,724,295	$30.82	$—
Granted	701,069	57.98	—
Vested	(807,626)	31.36	—
Forfeited	(68,002)	31.26	—

Outstanding at December 31, 2015	1,549,736	$42.80	—	0.81	$106,094,927

Expected to vest at December 31, 2015 (reflecting estimated forfeiture rates effective in 2015)	1,474,095	$42.77	$—	0.85	$100,916,537

The fair values of RSUs and PSUs are determined based on the market value of the underlying shares of common stock on the date of grant.

The weighted-average grant-date fair values and aggregate intrinsic values of RSUs and PSUs vested during the years ended December 31, are as follows:

	2015	2014	2013
Weighted-average grant-date fair values of RSUs and PSUs vested	$31.36	$29.68	$29.43
Aggregate intrinsic value of RSUs and PSUs vested (in millions)	$45.9	$30.5	$18.5

Share-based compensation expense recorded for the years ended December 31, is as follows:

	2015	2014	2013
	(Amounts in thousands)
Compensation expense - options	$28	$574	$3,711
Compensation expense - RSUs and PSUs	$29,424	$27,759	$26,219

As of December 31, 2015, the remaining unrecognized compensation costs and the respective weighted-average recognition periods are as follows:

	Non-vested Options	Non-vested RSUs & PSUs
Remaining unrecognized compensation cost (in millions)	$—	$41.4
Remaining weighted-average period (in years)	0	0.99

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Plans, employees and non-employee directors may elect for the Company to withhold shares to satisfy minimum statutory federal, state and local tax withholding and/or exercise price obligations, as applicable, arising from the exercise of stock options. For certain other equity awards, the Company has the right to withhold shares to satisfy any tax obligations that may be required to be withheld or paid in connection with such equity award, including any tax obligation arising on the vesting date. During the year ended December 31, 2015, we withheld 0.3 million shares of common stock to satisfy tax withholding and exercise price obligations arising from stock option exercises and the vesting of RSUs and PSUs.

We become entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options, restricted shares, RSUs and PSUs when vesting occurs, the restrictions are released and the shares are issued. Stock options, restricted common stock, RSUs and PSUs are forfeited if the employees terminate their employment prior to vesting, other than in certain limited situations.

Note 9—Capital Stock

As of December 31, 2015, there were 153,776,000 shares of our common stock issued and 76,458,000 shares of common stock held in treasury, resulting in 77,318,000 shares of our common stock outstanding.

Shareholder Rights Plan

On July 27, 2006, our Board of Directors adopted a shareholder rights plan pursuant to a Rights Agreement with Wells Fargo Bank, N.A. (the “Rights Agent”), dated as of July 27, 2006 (the “Rights Agreement”).

In connection with the Rights Agreement, on July 27, 2006, our Board of Directors declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock to stockholders of record at the close of business on August 7, 2006 (the “Record Date”). Our Board of Directors also authorized the issuance of one Right for each share of common stock issued after the Record Date and prior to the earliest of the Distribution Date (as defined below) the redemption of the Rights and the expiration of the Rights and, in certain circumstances, after the Distribution Date. Subject to certain exceptions and adjustment as provided in the Rights Agreement, each Right entitles the registered holder to purchase from us one one-thousandth (1/1000th ) of a share of Series A Junior Participating Preferred Stock, par value of $0.001 per share, at a purchase price of $170.00 (the “Purchase Price”). The terms of the Rights are set forth in the Rights Agreement.

Rights will attach to all Common Stock certificates representing shares outstanding and no separate certificates evidencing the Rights will be distributed. Subject to certain exceptions contained in the Rights Agreement, the Rights will separate from the Common Stock upon the earliest of (i) 10 days following the public announcement of any person, together with its affiliates and associates (an Acquiring Person), becoming the beneficial owner of 15% or more of the outstanding Common Stock, (ii) 10 business days following the commencement of a tender or exchange offer that would result in any person, together with its affiliates and associates, becoming the beneficial owner of 15% or more of the outstanding Common Stock or (iii) 10 business days following the determination by our Board of Directors that a person, together with its affiliates and associates, has become the beneficial owner of 10% or more of the Common Stock and that such person is an “Adverse Person,” as defined in the Rights Agreement (the earliest of such dates being called the “Distribution Date”). The Rights Agreement provides that certain passive institutional investors that beneficially own less than 20% of the outstanding shares of the Common Stock shall not be deemed to be Acquiring Persons.

The Rights will first become exercisable on the Distribution Date and will expire at the close of business on July 31, 2016 unless such date is extended or the Rights are earlier redeemed or exchanged by us as described below.

Subject to certain exceptions contained in the Rights Agreement, in the event that any person shall become an Acquiring Person or be declared to be an Adverse Person, then the Rights will “flip-in” and entitle each holder of a Right, other than any Acquiring Person or Adverse Person and such person’s affiliates and associates, to purchase, upon exercise at the then-current exercise price of such Right, that number of shares of Common Stock having a market value of two times such exercise price.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, and subject to certain exceptions contained in the Rights Agreement, in the event that we are acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50% of the assets, cash flow or earning power of the Company is sold or otherwise transferred to any other person, the Rights will “flip-over” and entitle each holder of a Right, other than an Acquiring Person or an Adverse Person and such person’s affiliates and associates, to purchase, upon exercise at the then current exercise price of such Right, such number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times such exercise price.

We may redeem the Rights at a price of $0.01 per Right at any time until the earlier of (i) 10 days following the date that any Acquiring Person becomes the beneficial owner of 15% or more of the outstanding Common Stock and (ii) the date the Rights expire. In addition, at any time after a person becomes an Acquiring Person or is determined to be an Adverse Person and prior to such person becoming (together with such person’s affiliates and associates) the beneficial owner of 50% or more of the outstanding Common Stock, at the election of our Board of Directors, the outstanding Rights (other than those beneficially owned by an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person) may be exchanged, in whole or in part, for shares of Common Stock, or shares of preferred stock of the Company having essentially the same value or economic rights as such shares.

In connection with our execution of the Merger Agreement with Centene, we amended the Rights Agreement on July 2, 2015 to provide, among other things, that the execution of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby would not trigger any of the provisions described above, and that the Rights would terminate immediately prior to the effective time of the Merger.

Stock Repurchase Program

On May 2, 2011, our Board of Directors authorized our stock repurchase program pursuant to which a total of $300 million of our outstanding common stock could be repurchased. On March 8, 2012, our Board of Directors approved a $323.7 million increase to our stock repurchase program and on December 16, 2014, our Board of Directors approved another $257.8 million increase to our stock repurchase program. This latest increase, when taken together with the remaining authorization at that time, brought our total authorization up to $400 million.

Subject to the approval of our Board of Directors, we may repurchase our common stock under our stock repurchase program from time to time in privately negotiated transactions, through accelerated stock repurchase programs or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended. The timing of any repurchases and the actual number of shares of stock repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, restrictions under the Company’s debt obligations, and other market and economic conditions. Our stock repurchase program may be suspended or discontinued at any time, and we suspended our stock repurchase program until further notice in connection with our pending Merger with Centene.

During the year ended December 31, 2014, we repurchased 3.0 million shares of our common stock for aggregate consideration of $137.8 million under our stock repurchase program. During the year ended December 31, 2015, we repurchased 1.7 million shares of our common stock for aggregate consideration of $93.8 million under our stock repurchase program. The remaining authorization under our stock repurchase program as of December 31, 2015 was $306.2 million.

Note 10—Employee Benefit Plans

Defined Contribution Retirement Plans

We and certain of our subsidiaries sponsor defined contribution retirement plans intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Certain of the plans were amended and restated effective January 1, 2013 to comply with, among other things, Section 415 of the Code, and certain of the plans were further amended in 2014 and 2015. Participation in the Company’s active plan is available to all employees who meet certain eligibility requirements and elect to participate. Employees may contribute up to the maximum limits allowed by Sections 401(k) and 415 of the Code, with Company contributions based on matching or other formulas. Our expense under these plans totaled $17.2 million, $16.3 million and $16.0 million for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in general and administrative expense in our consolidated statements of operations.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred Compensation Plans

We have a voluntary deferred compensation plan pursuant to which certain management and highly compensated employees are eligible to defer a certain portion of their regular compensation and bonuses (the “Employee Plan”). In addition, we have a voluntary deferred compensation plan pursuant to which the non-employee members of the Health Net, Inc. Board of Directors are eligible to defer a certain portion of their cash retainers, meeting fees and other cash remuneration (the “BOD Plan”). The compensation deferred under these plans is credited with earnings or losses measured by the mirrored rate of return on investments elected by plan participants. These plans are unfunded. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account. The BOD Plan was amended and restated effective December 1, 2009 and the Employee Plan was amended and restated effective January 1, 2010. The plans were amended effective November 18, 2013.

As of December 31, 2015 and 2014, the liability under these plans amounted to $50.8 million and $50.6 million, respectively. These liabilities are included in other noncurrent liabilities on our consolidated balance sheets. Deferred compensation expense is recognized for the amount of earnings or losses credited to participant accounts. Our expense under these plans totaled $0.8 million, $1.5 million and $2.8 million for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in general and administrative expense in our consolidated statements of operations.

Pension and Other Postretirement Benefit Plans

Pension Plans—We have an unfunded non-qualified defined benefit pension plan, the Supplemental Executive Retirement Plan. The plan was amended and restated effective January 1, 2008. This plan is noncontributory and covers key executives as selected by our Board of Directors. Benefits under the plan are based on years of service and level of compensation during the final five years of service.

Postretirement Health and Life Plans—Certain of our subsidiaries sponsor postretirement defined benefit health care and life insurance plans that provide postretirement medical and life insurance benefits to directors, key executives, employees and dependents who meet certain eligibility requirements. The Health Net of California Retiree Medical and Life Benefits Plan is non-contributory for employees retired prior to December 1, 1995 who have attained the age of 62; employees retiring after December 1, 1995 who have attained age 62 contribute from 25% to 100% of the cost of coverage depending upon years of service. The plan was amended in 2008 to vest benefits for eligible associates who were terminated in connection with the Company’s operations strategy. We have two other benefit plans that we have acquired as part of acquisitions made in 1997. Under these plans, we pay a percentage of the costs of medical, dental and vision benefits during retirement. The plans include certain cost-sharing features such as deductibles, co-insurance and maximum annual benefit amounts that vary based principally on years of credited service.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the plans’ obligations and funded status at December 31:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
	(Dollars in millions)
Change in benefit obligation:
Benefit obligation, beginning of year	$49.7	$40.4	$28.8	$24.1
Service cost	1.3	1.1	0.2	0.3
Interest cost	1.8	1.8	1.1	1.1
Change in plan provisions	—	—	—	—
Benefits paid	(1.2)	(1.2)	(0.9)	(1.1)
Actuarial (gain) loss	(1.0)	7.6	(5.3)	4.4

Benefit obligation, end of year	$50.6	$49.7	$23.9	$28.8

Change in fair value of plan assets:
Plan assets, beginning of year	$—	$—	$—	$—
Employer contribution	1.2	1.2	0.9	1.1
Benefits paid	(1.2)	(1.2)	(0.9)	(1.1)

Plan assets, end of year	$—	$—	$—	$—

Underfunded status, end of year	$(50.6)	$(49.7)	$(23.9)	$(28.8)

Amounts recognized in our consolidated balance sheet as of December 31 consist of:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
	(Dollars in millions)
Noncurrent assets	$—	$—	$—	$—
Current liabilities	(3.0)	(1.7)	(0.9)	(0.9)
Noncurrent liabilities	(47.6)	(48.0)	(23.0)	(27.9)

Net amount recognized	$(50.6)	$(49.7)	$(23.9)	$(28.8)

Amounts recognized in accumulated other comprehensive income as of December 31 consist of:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
	(Dollars in millions)
Prior service cost	$—	$—	$(0.2)	$0.1
Net loss (gain)	4.5	5.3	1.7	6.1

	$4.5	$5.3	$1.5	$6.2

The following table sets forth our plans with an accumulated benefit obligation in excess of plan assets at December 31:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
	(Dollars in millions)
Projected benefit obligation	$50.6	$49.7	$23.9	$28.8
Accumulated benefit obligation	48.4	46.1	23.9	28.8
Fair value of plan assets	—	—	—	—

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Components of net periodic benefit cost recognized in our consolidated statements of operations as general and administrative expense for years ended December 31:

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
	(Dollars in millions)
Service cost	$1.3	$1.1	$1.2	$0.2	$0.3	$0.4
Interest cost	1.8	1.8	1.6	1.1	1.1	1.0
Amortization of prior service cost	—	—	—	0.4	0.4	0.1
Amortization of net loss (gain)	0.2	—	0.5	2.0	0.2	1.9

Net periodic benefit cost	$3.3	$2.9	$3.3	$3.7	$2.0	$3.4

The estimated net (gain) loss and prior service cost for the pension and other postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $0.2 million and $0, respectively.

All of our pension and other postretirement benefit plans are unfunded. Employer contributions equal benefits paid during the year. Therefore, no return on assets is expected.

Additional Information

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Assumptions
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	4.0%	3.7%	4.2%	3.9%
Rate of compensation increase	6.0%	6.0%	3.5%	3.5%

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
Weighted average assumptions used to determine net cost for years ended December 31:
Discount rate	3.7%	4.5%	3.7%	4.0%	4.8%	4.0%
Rate of compensation increase	6.0%	6.0%	6.0%	3.5%	3.5%	3.5%

The discount rates we used to measure our obligations under our pension and other postretirement plans at December 31, 2015 and 2014 mirror the rate of return expected from high-quality fixed income investments.

	2015	2014
Assumed Health Care Cost Trend Rates at December 31:
Health care cost trend rates assumed for next year	7.0% to 8.2%	6.5% to 12.8%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.5%	5.0%
Years that the rate reaches the ultimate trend rate	2024 to 2024	2024 to 2024

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for the year ended December 31, 2015:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(Dollars in millions)
Effect on total of service and interest cost	$0.2	$(0.2)
Effect on postretirement benefit obligation	$3.4	$(2.8)

Contributions

We expect to contribute $3.1 million to our pension plan and $0.9 million to our postretirement health and life plans throughout 2016. The entire amount expected to be contributed, in the form of cash, to the defined benefit pension and postretirement health and life plans during 2016 is expected to be paid out as benefits during the same year.

Estimated Future Benefit Payments

We estimate that benefit payments related to our pension and postretirement health and life plans over the next ten years will be as follows:

	Pension Benefits	Other Benefits
	(Dollars in millions)
2016	$3.1	$0.9
2017	3.0	1.0
2018	3.0	1.0
2019	2.9	1.0
2020	2.9	1.0
Years 2021—2025	17.8	6.6

Note 11—Income Taxes

Significant components of the provision for income taxes from continuing operations are as follows for the years ended December 31:

	2015	2014	2013
	(Dollars in millions)
Current tax expense:
Federal	$257.9	$87.7	$79.0
State	21.9	(15.0)	12.5

Total current tax expense	279.8	72.7	91.5
Deferred tax expense (benefit):
Federal	(32.1)	2.4	15.0
State	21.2	(19.0)	(6.4)

Total deferred tax expense (benefit)	(10.9)	(16.6)	8.6
Interest expense, gross of related tax effects	0.1	(1.9)	(0.3)

Total income tax provision	$269.0	$54.2	$99.8

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the statutory federal income tax rate and the effective income tax rate on income from continuing operations is as follows for the years ended December 31:

	2015	2014	2013
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal income tax effect	6.2	(11.1)	1.5
Loss on subsidiary stock	—	(24.9)	—
Non-deductible health insurer fee	17.9	24.8	—
Non-deductible compensation	2.4	4.8	3.6
Tax exempt interest income	(1.5)	(2.9)	(2.4)
Other, net	(0.8)	1.4	(0.7)

Effective income tax rate	59.2%	27.1%	37.0%

The effective income tax rate from continuing operations was 59.2%, 27.1% and 37.0% for the years ended December 31, 2015, 2014 and 2013, respectively. For the years ended December 31, 2015 and 2014, our effective tax rate was impacted by the health insurer fee which became effective under the ACA. Our health insurer fee payments of $233.0 million and $141.4 million in 2015 and 2014, respectively, were not deductible for federal income tax purposes and in many state jurisdictions. See Note 2, under the heading “Accounting for Certain Provisions of the ACA—Premium-based Fee on Health Insurers” for additional information regarding the health insurer fee.

During the year ended December 31, 2014, we recorded a $73.7 million tax benefit, net of adjustments to our reserve for uncertain tax benefits, as a result of a worthless stock loss. The loss was incurred with respect to the stock of Health Net of the Northeast, Inc., the former parent company of subsidiaries sold to an affiliate of UnitedHealth Group in 2009. The amount and character of the loss could be challenged by the taxing authorities, and as such, we increased our reserve for uncertain tax positions by $16.4 million related to this transaction. The tax benefit from the stock loss was primarily responsible for reducing our statutory tax rate below the statutory federal tax rate of 35% for the year ended December 31, 2014.

In all periods presented, our effective income tax rate has not been impacted by operations in foreign jurisdictions with varying statutory tax rates. Our health care operations are almost entirely domestic.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of our deferred tax assets and liabilities as of December 31 are as follows:

	2015	2014
	(Dollars in millions)

DEFERRED TAX ASSETS:
Accrued liabilities	$83.0	$72.8
Accrued compensation and benefits	63.1	68.8
Net operating and capital loss carryforwards	20.8	21.6
Unrealized losses on investments	3.7	0.5
Insurance loss reserves and unearned premiums	15.4	13.7
Deferred gain and revenues	14.7	1.3
Tax credits	5.5	10.8

Deferred tax assets before valuation allowance	206.2	189.5
Valuation allowance	(22.4)	(13.3)

Net deferred tax assets	$183.8	$176.2

DEFERRED TAX LIABILITIES:

Depreciable and amortizable property	$58.2	$53.0
Prepaid expenses	11.3	10.7
Deferred revenue	5.2	9.6
Unrealized gains on investments	4.5	5.6
Other	1.4	6.3

Deferred tax liabilities	$80.6	$85.2

During 2015, our total valuation allowance increased by a net $9.1 million, primarily resulting from the state net operating loss and state tax credits generated for which realization is uncertain.

For 2015, 2014 and 2013 the income tax benefit realized from share-based award exercises was $10.5 million, $8.7 million and $6.1 million, respectively. Of the tax benefits realized, $4.7 million, $1.1 million and ($1.4) million were allocated to stockholders’ equity in 2015, 2014 and 2013, respectively.

As of December 31, 2015, we had federal and state net operating loss carryforwards of approximately $6.1 million and $270.5 million, respectively. The net operating loss carryforwards expire at various dates through 2035.

Limitations on utilization may apply to all of the federal and state net operating loss carryforwards. Accordingly, valuation allowances have been provided to account for the potential limitations on utilization of these tax benefits. No portion of the 2015 valuation allowance was allocated to reduce goodwill.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We maintain a liability for unrecognized tax benefits that includes the estimated amount of contingent adjustments that may be sustained by taxing authorities upon examination. A reconciliation of the beginning and ending amount of unrecognized tax benefits, exclusive of related interest, is as follows:

	2015	2014	2013
	(Dollars in millions)
Gross unrecognized tax benefits at beginning of year	$61.5	$55.6	$57.3
Increases in unrecognized tax benefits related to the current year	3.1	25.5	4.4
Increases in unrecognized tax benefits related to prior years	9.5	—	—
Decreases in unrecognized tax benefits related to a prior year	—	(17.5)	(0.2)
Settlements with taxing authorities	(3.8)	—	(1.9)
Lapse in statute of limitation for assessment	(22.2)	(2.1)	(4.0)

Gross unrecognized tax benefits at end of year	$48.1	$61.5	$55.6

Of the $51.0 million total liability at December 31, 2015 for unrecognized tax benefits, including interest and penalties, approximately $30.6 million would, if recognized, impact the Company’s effective tax rate. The remaining $20.4 million would impact deferred tax assets. Of the $64.9 million total liability at December 31, 2014 for unrecognized tax benefits, including interest and penalties, approximately $19.6 million would, if recognized, impact the Company’s effective tax rate. The remaining $45.3 million would impact deferred tax assets.

We recognized interest and any applicable penalties which could be assessed related to unrecognized tax benefits in income tax provision expense. Accrued interest and penalties are included within the related tax liability in the consolidated balance sheet. During 2015, 2014 and 2013, $0.1 million, ($1.9) million and ($0.3) million, respectively, of interest was recorded as income tax provision (benefit). We reported interest accruals of $1.6 million, $1.8 million and $3.7 million at December 31, 2015, 2014 and 2013, respectively. Provision expense and accruals for penalties were immaterial in all reporting periods.

We file tax returns in the federal as well as several state tax jurisdictions. As of December 31, 2015, tax years subject to examination in the federal jurisdiction are 2012 and forward. The most significant state tax jurisdiction for us is California, and tax years subject to examination by that jurisdiction are 2011 and forward. Presently we are under examination by various state taxing authorities. We do not believe that any ongoing examination will have a material impact on our consolidated balance sheet and results of operations.

In the next twelve months, it is reasonably possible that our unrecognized tax benefits, that are currently subject to uncertainty, would not change.

Note 12—Regulatory Requirements

All of our health plans as well as our insurance subsidiaries (“regulated subsidiaries”) are required to maintain minimum capital standards and certain restricted accounts or assets, in accordance with legal and regulatory requirements. For example, under the Knox-Keene Health Care Service Plan Act of 1975, as amended, our California health plans are regulated by the California Department of Managed Health Care (“DMHC”) and must comply with certain minimum capital or tangible net equity requirements. Our non-California health plans as well as our insurance subsidiaries must comply with their respective state’s minimum regulatory capital requirements. As necessary, we make contributions to and issue standby letters of credit on behalf of our regulated subsidiaries to meet risk based capital (“RBC”) or other statutory capital requirements under various state laws and regulations, and to meet the capital standards of credit rating agencies. In addition, in California and in certain other jurisdictions, our regulated subsidiaries are required to maintain minimum investment amounts for the restricted use of the regulators in certain limited circumstances. See the “Restricted Assets” section in Note 2 for additional information.

Certain of our subsidiaries report their accounts in conformity with accounting practices prescribed or permitted by state insurance regulatory authorities, or statutory accounting. These subsidiaries are domiciled in various

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

jurisdictions and prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the respective jurisdictions’ insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners (“NAIC”) as well as state laws, regulations and general administrative rules. The NAIC has developed a codified version of the statutory accounting principles, designed to foster more consistency among the states for accounting guidelines and reporting.

Statutory reporting varies in certain respects from GAAP. Typical differences of statutory reporting as compared to GAAP reporting are the reporting of fixed maturity securities at amortized cost, not recognizing certain assets including those that are non-admitted for statutory purposes and certain reporting classifications. Statutory-basis capital and surplus of our health plan subsidiaries was $184.3 million and $188.5 million at December 31, 2015 and 2014, respectively. Statutory-basis net (loss) income of our health plan subsidiaries was approximately $(75.3) million, $(130.5) million and $(158,000) for the years ended December 31, 2015, 2014 and 2013, respectively.

Our subsidiaries that are regulated by DMHC report their accounts in conformity with GAAP. GAAP equity of our DMHC regulated subsidiaries was $1.6 billion and $1.3 billion at December 31, 2015 and 2014, respectively. GAAP net income of our DMHC regulated subsidiaries was $343.7 million, $202.3 million and $140.7 million for the years ended December 31, 2015, 2014 and 2013, respectively. We are a holding company and, therefore, our ability to pay dividends depends on distributions received from our subsidiaries, which are subject to regulatory capital requirements and other requirements of state law and regulation. As a result of these regulatory capital requirements and other requirements of state law and regulation, certain regulated subsidiaries are subject to restrictions on their ability to make dividend payments, loans or other transfers of cash to us, or their ability to do so is conditioned upon prior regulatory approval or non-objection. Such restrictions, unless amended or waived, limit the use of any cash generated by these subsidiaries to pay our obligations or make dividends. The maximum amount of dividends that can be paid by the regulated subsidiaries to us without prior approval of the state regulatory authorities is subject to restrictions relating to statutory surplus, statutory income and tangible net equity. See Note 6 for further discussion of restrictions on our ability to pay dividends to our stockholders that are contained in our revolving credit facility.

Our regulated subsidiaries had estimated aggregate statutory capital and surplus or net worth of approximately $1.8 billion as of December 31, 2015. The estimated statutory capital and surplus necessary to satisfy regulatory requirements was approximately $467.3 million in the aggregate. As of December 31, 2015, the amount of capital and surplus or net worth that was unavailable for the payment of dividends or return of capital to us was approximately $467.3 million in the aggregate. As of December 31, 2015, the amount of restricted net assets of our regulated subsidiaries was approximately $135.8 million in the aggregate.

Note 13—Commitments and Contingencies

Legal Proceedings

Overview

We record reserves and accrue costs for certain legal proceedings and regulatory matters to the extent that we determine an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. While such reserves and accrued costs reflect our best estimate of the probable loss for such matters, our recorded amounts may differ materially from the actual amount of any such losses. In some cases, no estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made because of the inherently unpredictable nature of legal and regulatory proceedings, which may be exacerbated by various factors, including but not limited to that they may involve indeterminate claims for monetary damages or may involve fines, penalties or punitive damages; present novel legal theories or legal uncertainties; involve disputed facts; represent a shift in regulatory policy; involve a large number of parties, claimants or regulatory bodies; are in the early stages of the proceedings; involve a number of separate proceedings, each with a wide range of potential outcomes; or result in a change of business practices. Further, there may be various levels of judicial review available to the Company in connection with any such proceeding in the event damages are awarded or a fine or penalty is assessed. As of the date of this report, amounts accrued for legal proceedings and regulatory matters were not material. However, it is possible that in a particular quarter or annual period our financial condition, results of operations, cash flow and/or liquidity could be materially adversely affected by an ultimate unfavorable resolution of or development in legal and/or regulatory proceedings depending, in part, upon

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our financial condition, results of operations, cash flow or liquidity in such period, and our reputation may be adversely affected. Management believes that the ultimate outcome of any of the regulatory and legal proceedings that are currently pending against us should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

Military and Family Life Counseling Program Putative Class and Collective Actions

We are a defendant in three related litigation matters pending in the United States District Court for the Northern District of California (the “Northern District of California”) relating to the independent contractor classification of counselors (“MFLCs”) who contracted with our subsidiary, MHN Government Services, Inc., to provide short-term, non-medical counseling at U.S. military installations throughout the country under our Military and Family Life Counseling (formerly Military and Family Life Consultants) program. Plaintiffs in these matters claim that MFLCs were misclassified as independent contractors under state and federal law, and are seeking unpaid wages, overtime pay, statutory penalties, attorneys’ fees and interest. Each of these matters is currently stayed pending final resolution by the U.S. Supreme Court of our motion to compel arbitration. The U.S. Supreme Court granted our writ of certiorari on September 30, 2015.

On December 29, 2015, we entered into a settlement agreement with all the named plaintiffs in the three related litigation matters as well as their counsel. Pursuant to the settlement agreement, plaintiffs filed a separate class action in arbitration that is intended to resolve each of the federal and state law claims asserted in the three related litigation matters. Under the settlement agreement, we have agreed to a maximum payment amount to settle all the claims asserted in the three related litigation matters, and would also pay class counsel attorneys’ fees and costs, related payroll taxes and the costs of settlement administration. The actual amount that we will be required to pay under the settlement agreement is dependent on the final number of eligible individuals who timely file claims. The claims period closed on February 25, 2016, and a final approval hearing is scheduled for March 11, 2016. If the arbitrator gives final approval to the settlement, we will withdraw the appeal pending before the U.S. Supreme Court, and the parties will ask the Northern District of California to dismiss all three related litigation matters with prejudice. Our obligations under the settlement agreement are contingent upon the dismissal of all three related litigation matters, and the amounts that we would be required to pay pursuant to the settlement agreement are not material.

Miscellaneous Proceedings

In connection with the Merger, two purported Company stockholders filed two putative class action lawsuits in the Court of Chancery of the State of Delaware seeking to enjoin the Merger, and other relief. The lawsuits were consolidated, and the amended complaint alleged, among other things, that the merger consideration was inadequate, that the process culminating in the Merger was flawed, that the directors of the Company breached their fiduciary duties in connection with the Merger, and that Centene, Merger Sub I and Merger Sub II aided and abetted the breaches of fiduciary duty. The amended complaint also alleged that the Form S-4 Registration Statement filed by Centene on August 19, 2015 contained material misstatements and omitted material information. Plaintiffs subsequently requested a voluntary dismissal of the consolidated action, and the dismissal was granted without prejudice on January 25, 2016.

In addition, in the ordinary course of our business operations, we are subject to periodic reviews, investigations and audits by various federal and state regulatory agencies, including, without limitation, CMS, DMHC, DHCS, the AHCCCS, the Office of Civil Rights of HHS and state departments of insurance, with respect to our compliance with a wide variety of rules and regulations applicable to our business, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, rules relating to pre-authorization penalties, payment of out-of-network claims, timely review of grievances and appeals, and timely and accurate payment of claims, any one of which may result in remediation of certain claims, contract termination, the loss of licensure or the right to participate in certain programs or other sanctions, and the assessment of regulatory fines or penalties, which could be substantial. From time to time, we receive subpoenas and other requests for information from, and are subject to investigations by, such regulatory agencies, as well as from state attorneys general. There also continues to be heightened review by regulatory authorities of, and increased litigation regarding, the health care industry’s business practices, including, without limitation, information privacy, premium rate increases, utilization management, appeal and grievance processing, rescission of insurance coverage and claims payment practices.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, in the ordinary course of our business operations, we are party to various other legal proceedings, including, without limitation, litigation arising out of our general business activities, such as contract disputes, employment litigation, wage and hour claims, including, without limitation, cases involving allegations of misclassification of employees and/or failure to pay for off-the-clock work, real estate-related claims, intellectual property claims, claims brought by members or providers seeking coverage or additional reimbursement for services allegedly rendered to our members, but which allegedly were denied, underpaid, not timely paid or not paid, claims for failure to maintain adequate provider directories and claims arising out of the acquisition or divestiture of various business units or other assets. We also are subject to claims relating to the performance of contractual obligations to providers, members, employer groups and others, including the alleged failure to properly pay claims and challenges to the manner in which we process claims, claims alleging that we have engaged in unfair business practices and claims related to the payment of taxes, including but not limited to claims that may have retroactive application. In addition, from time to time we are subject to claims relating to information security incidents and breaches, reinsurance agreements, rescission of coverage and other types of insurance coverage obligations and claims relating to the insurance industry in general. In our role as a federal and state government contractor, we are, and may be in the future, subject to qui tam litigation brought by individuals who seek to sue on behalf of the government for violations of, among other things, state and federal false claims laws. We are, and may be in the future, subject to class action lawsuits brought against various managed care organizations and other class action lawsuits.

We intend to vigorously defend ourselves against the miscellaneous legal and regulatory proceedings to which we are currently a party; however, these proceedings are subject to many uncertainties. In some of the cases pending against us, substantial non-economic or punitive damages are being sought.

Potential Settlements

We regularly evaluate legal proceedings and regulatory matters pending against us, including those described above in this Note 13, to determine if settlement of such matters would be in the best interests of the Company and its stockholders. The costs associated with any settlement of the various legal proceedings and regulatory matters to which we are or may be subject from time to time, including those described above in this Note 13, could be substantial and, in certain cases, could result in a significant earnings charge or impact on our cash flow in any particular quarter in which we enter into a settlement agreement and could have a material adverse effect on our financial condition, results of operations, cash flow and/or liquidity and may affect our reputation.

Operating Leases and Long-Term Purchase Obligations

Operating Leases

We lease administrative office space throughout the country under various operating leases. Certain leases contain renewal options and rent escalation clauses. Certain leases are cancelable with substantial penalties.

We lease office space in multiple locations in Shelton, Connecticut under operating lease agreements for remaining terms ranging from eight to fifteen months. We began monitoring these leases for impairment after the Northeast Sale in December 2009 although we remained in these sites to conduct related transition work. After vacating these sites, we recorded a lease impairment representing the discounted fair value of future lease obligations.

We lease an office space in Woodland Hills, California that is used for operations in our Western Region Operations and Government Contracts reportable segments under an operating lease agreement. In 2014, we extended the lease agreement through December 31, 2017 and it does not provide for complete cancellation rights. As of December 31, 2015, the total future minimum lease commitments under the lease were approximately $6.5 million.

We lease an office space in Woodland Hills, California for our California health plan under an operating lease agreement. The lease expires on December 31, 2021 and it contains provisions for full or partial termination under certain circumstances with substantial consideration payable to the landlord. As of December 31, 2015, the total future minimum lease commitments under this lease were approximately $74.1 million.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Term Purchase Obligations

We have entered into long-term agreements to purchase various services, which may contain certain termination provisions and have remaining terms in excess of one year as of December 31, 2015.

We have entered into long-term agreements to receive services related to disease management, case management, wellness, pharmacy benefit management, pharmacy claims processing services and health quality/risk scoring enhancement services with external third-party service providers. As of December 31, 2015, the remaining terms were approximately from one to three years for these contracts, and termination of these agreements is subject to certain termination provisions. As of December 31, 2015, the total estimated future commitments under these agreements were $142.8 million.

We have entered into an agreement with International Business Machines Corporation (“IBM”) to outsource our IT infrastructure management services including data center services, IT security management and help desk support. In 2015, we extended the agreement, and as of December 31, 2015, the remaining term of this contract was less than one year, and the total estimated future commitments under the agreement were approximately $50.6 million.

We have entered into an agreement with Cognizant Technology Solutions U.S. Corporation (“Cognizant”) to outsource our software applications development and management activities to Cognizant. Under the terms of the agreement, Cognizant, among other things, provides us with services including the following: application development, testing and monitoring services, application maintenance and support services, project management services and cross functional services. In 2014, we extended the agreement, and as of December 31, 2015, the remaining term of this contract was approximately three years, and the total estimated future commitments under the agreement were approximately $225.5 million.

We have also entered into another agreement with Cognizant to outsource a substantial portion of our claims processing activities to Cognizant. Under the terms of the agreement, Cognizant, among other things, provides us with claims adjudication, adjustment, audit and process improvement services. As of December 31, 2015, the remaining term of this contract was approximately one year, and the total estimated future commitments under the agreement were approximately $19.8 million.

We have also entered into contracts with our health care providers and facilities, the federal government, other IT service companies and other parties within the normal course of our business for the purpose of providing health care services. Certain of these contracts are cancelable with substantial penalties.

As of December 31, 2015, future minimum commitments for operating leases and long-term purchase obligations for the years ending December 31 are as follows:

	Operating Leases	Long-Term Purchase Obligations
	(Dollars in millions)
2016	$57.5	$286.3
2017	48.9	166.0
2018	36.3	129.3
2019	30.6	0.9
2020	29.4	—
Thereafter	36.9	—

Total minimum commitments	$239.6	$582.5

Lease expense totaled $42.1 million, $44.8 million and $45.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. Long-term purchase obligation expenses totaled $250.0 million, $250.2 million and $217.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Surety Bonds

Under our Arizona Medicaid contract with the AHCCCS, we are required to provide a financial guarantee for the payment of claims. We elected to satisfy the financial guarantee by purchasing a performance bond. The bond requirement is based on the expected monthly capitation to be received from the state of Arizona. The estimated calculation is based on historical capitation rates applied to forecasted membership and adjusted on an as needed basis during the year. As of December 31, 2015, the performance bond amount was $28 million.

Under this performance bond if we were to fail to pay claims, the issuers of the performance bond would make payments in an amount required by the AHCCCS up to the bond amount. We would, in turn, be responsible for reimbursing the issuing insurance carrier for any payments it made on our behalf. To the extent the Company incurs liabilities as a result of the arrangements under the performance bond, such liabilities would be included on the Company’s consolidated balance sheet.

At this time, we do not believe we will be required to fund or draw down any amounts related to the performance bond. Accordingly, no liability related to the performance bond has been recognized in the Company’s financial statements as of December 31, 2015.

Note 14—Segment Information

Our reportable segments are comprised of Western Region Operations and Government Contracts. Our Western Region Operations reportable segment includes the operations of our commercial, Medicare, Medicaid and dual eligibles health plans, our health and life insurance companies, our pharmaceutical services subsidiaries and certain operations of our behavioral health subsidiaries. These operations are conducted primarily in California, Arizona, Oregon and Washington. Our Government Contracts reportable segment includes government-sponsored managed care and administrative services contracts through the TRICARE program, the Department of Defense Military and Family Life Counseling program, the U.S. Department of Veterans Affairs Patient Centered Community Care program and certain other health care-related government contracts. In connection with the Cognizant Transaction, we reviewed our reportable segments and determined that no changes to our reportable segments were necessary. See Note 3 for additional information regarding the Cognizant Transaction.

The financial results of our reportable segments are reviewed on a monthly basis by our chief operating decision maker (“CODM”). We continuously monitor our reportable segments to ensure that they reflect how our CODM manages our company.

We evaluate performance and allocate resources based on segment pretax income. Our assets are managed centrally and viewed by our CODM on consolidated basis; therefore, they are not allocated to our segments and our segments are not evaluated for performance based on assets. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2), except that intersegment transactions are not eliminated. We include investment income, administrative services fees and other income and expenses associated with our corporate shared services and other costs in determining our Western Region Operations and Divested Operations and Services reportable segments’ pretax income to reflect the fact that these revenues and expenses are primarily used to support our Western Region Operations and Divested Operations and Services.

We also have a Corporate/Other segment that is not a business operating segment. It is added to our reportable segments to provide a reconciliation to our consolidated results. The Corporate/Other segment includes costs that are excluded from the calculation of segment pretax income because they are not managed within the segments and are not directly identified with a particular operating segment. Accordingly, these costs are not included in the performance evaluation of our reportable segments by our CODM. In addition, certain charges, including but not limited to those related to our continuing efforts to address scale issues, as well as asset impairments, are reported as part of Corporate/Other.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Presented below are segment data for the three years ended December 31, 2015, 2014 and 2013.

2015

	Western Region Operations	Government Contracts	Corporate/Other/ Eliminations	Total
	(Dollars in millions)
Revenues from external sources	$15,553.3	$628.5	$—	$16,181.8
Intersegment revenues	13.8	—	(13.8)	—
Net investment income	55.5	—	—	55.5
Administrative services fees and other income	6.3	—	—	6.3
Interest expense	33.3	—	—	33.3
Depreciation and amortization	22.0	—	0.5	22.5
Share-based compensation expense	26.5	3.0	—	29.5
Segment pretax income (loss)	547.4	25.4	(118.2)	454.6
Segment net income (loss)	244.3	14.2	(72.8)	$185.7

2014

	Western Region Operations	Government Contracts	Corporate/Other/ Eliminations	Total
	(Dollars in millions)
Revenues from external sources	$13,361.2	$604.0	$—	$13,965.2
Intersegment revenues	12.4	—	(12.4)	—
Net investment income	45.2	—	—	45.2
Administrative services fees and other income	(1.7)	—	—	(1.7)
Interest expense	31.4	—	—	31.4
Depreciation and amortization	29.7	—	0.1	29.8
Share-based compensation expense	25.0	3.3	—	28.3
Segment pretax income (loss)	315.6	69.5	(185.3)	199.8
Segment net income (loss)	146.2	41.3	(41.9)	$145.6

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2013

	Western Region Operations	Government Contracts	Corporate/Other/ Eliminations	Total
	(Dollars in millions)
Revenues from external sources	$10,377.1	$572.3	$—	$10,949.4
Intersegment revenues	11.1	—	(11.1)	—
Net investment income	69.6	—	—	69.6
Administrative services fees and other income	34.8	—	—	34.8
Interest expense	32.6	—	—	32.6
Depreciation and amortization	38.6	—	—	38.6
Share-based compensation expense	26.1	3.8	—	29.9
Segment pretax income (loss)	207.5	74.5	(12.0)	270.0
Segment net income (loss)	133.9	43.5	(7.3)	170.1

Our health plan services premium revenue by line of business is as follows:

	Year Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Commercial premium revenue	$5,530.5	$5,443.1	$5,175.4
Medicare premium revenue	3,076.3	3,044.3	2,771.4
Medicaid premium revenue	6,429.6	4,755.9	2,430.3
Dual Eligibles premium revenue	516.9	117.9	—

Total health plan services premiums	$15,553.3	$13,361.2	$10,377.1

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Reserves for Claims and Other Settlements

Reserves for claims and other settlements include reserves for claims (IBNR claims and received but unprocessed claims), and other liabilities including capitation payable, shared risk settlements, provider disputes, provider incentives and other reserves for our health plan services. The table below provides a reconciliation of changes in reserve for claims for the years ended December 31, 2015, 2014 and 2013.

	For the Year Ended December 31,
	2015	2014	2013
	(Dollars in millions)
Reserve for claims (a), beginning of period	$1,186.3	$807.4	$808.7
Incurred claims related to:
Current year (f)	6,425.8	5,613.0	4,666.0
Prior years (c)	(107.4)	(14.6)	(56.2)

Total incurred (b)	6,318.4	5,598.4	4,609.8

Paid claims related to:
Current year	5,321.0	4,443.2	3,872.5
Prior years	1,058.5	776.3	738.6

Total paid (b)	6,379.5	5,219.5	4,611.1

Reserve for claims (a), end of period	1,125.2	1,186.3	807.4
Add:
Claims and claims-related payable (d)	107.8	175.4	67.0
Other (e)	260.4	534.3	109.7

Reserves for claims and other settlements, end of period	$1,493.4	$1,896.0	$984.1

(a)	Consists of IBNR claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments (including, for example, provider settlements) are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. For the year ended December 31, 2015, we had $107.4 million in favorable reserve developments related to prior years. This reserve development for the year ended December 31, 2015 consisted of $29.7 million in favorable prior year development and a release of $77.7 million of the provision for adverse deviation held at December 31, 2014. We believe that the $29.7 million favorable development for the year ended December 31, 2015 was primarily due to the growth of the new Medicaid expansion population in 2014. For the year ended December 31, 2014, we had $14.6 million in net favorable reserve developments related to prior years. This reserve development for the year ended December 31, 2014 consisted of $36.6 million in unfavorable prior year development primarily due to the existence of moderately adverse conditions and a release of $51.2 million of the provision for adverse deviation held at December 31, 2013. We believe that the $36.6 million unfavorable development for the year ended December 31, 2014 was primarily due to unanticipated benefit utilization in our commercial business arising from dates of service in the fourth quarter of 2013 as a result of an uncertain environment related to the ACA. The favorable development related to prior years that was recorded in the year ended December 31, 2013 resulted from claims being settled for amounts less than originally estimated. In 2013, this was primarily due to the absence of moderately adverse conditions. The favorable developments related to prior years do not directly correspond to an increase in our operating results because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. See Note 2 under the heading “Health Plan Services Health Care Cost” for more information.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d)	Includes claims payable, provider dispute reserve, and other claims-related liabilities.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.
(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $74.3 million, $77.7 million and $53.4 million as of December 31, 2015, 2014 and 2013, respectively; the increase in the provision for adverse deviation from December 31, 2013 to December 31, 2014 was primarily driven by growth in our new products offered or programs administered under the ACA.

The following table shows the Company’s health plan services expenses for the years ended December 31:

	Health Plan Services
	2015	2014	2013
	(Dollars in millions)
Total incurred fee for service claims	$6,318.4	$5,598.4	$4,609.8
Capitated expenses and shared risk	4,466.2	4,256.8	3,108.0
Pharmacy and other	2,256.4	1,452.6	1,168.7

Health plan services	$13,041.0	$11,307.8	$8,886.5

For the years ended December 31, 2015, 2014 and 2013, the Company’s capitated, shared risk, pharmacy and other expenses represented 52%, 50% and 48%, respectively, of the Company’s total health plan services.

Note 16—Quarterly Information (Unaudited)

The following interim financial information presents the 2015 and 2014 results of operations on a quarterly basis:

2015

	March 31		June 30		September 30		December 31
	(Dollars in millions, except per share data)
Total revenues	$3,889.9		$4,163.6		$4,153.7		$4,036.4
Health plan services costs	3,142.9		3,363.7		3,318.4		3,216.0
Government contracts costs	142.5		137.3		158.1		165.9
Income from operations before income taxes	67.7	(1)(2)	132.1	(3)(4)	153.3	(5)(6)	101.5	(7)(8)
Net income	30.0	(1)(2)	58.4	(3)(4)	60.3	(5)(6)	37.1	(7)(8)
Basic earnings per share	$0.39		$0.76		$0.78		$0.48
Diluted earnings per share (9)	$0.38		$0.75		$0.77		$0.47

(1)	Includes $57.8 million amortization of deferred costs of health insurer’s fee and $20.8 million in other ACA fees.
(2)	Includes $1.9 million pretax asset impairment and $44.3 million in pretax expenses primarily related to the Cognizant Transaction.
(3)	Includes $58.5 million amortization of deferred costs of health insurer’s fee and $21.5 million in other ACA fees.
(4)	Includes $26.4 million in pretax expenses primarily related to the Cognizant Transaction.
(5)	Includes $58.4 million amortization of deferred costs of health insurer’s fee and $22.2 million in other ACA fees.
(6)	Includes $21.7 million in pretax expenses primarily related to the Cognizant Transaction.
(7)	Includes $58.2 million amortization of deferred costs of health insurer’s fee and $21.1 million in other ACA fees.
(8)	Includes $22.7 million in pretax expenses primarily related to the Cognizant Transaction.
(9)	The sum of the quarterly amounts may not equal the year-to-date amounts due to rounding.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2014

	March 31		June 30		September 30		December 31
	(Dollars in millions, except per share data)
Total revenues	$3,038.9		$3,421.4		$3,789.9		$3,758.4
Health plan services costs	2,402.3		2,763.2		3,104.0		3,038.2
Government contracts costs	132.0		133.2		124.4		147.1
Income from operations before income taxes	62.0	(1)	98.8	(2)	22.7	(4)(5)	16.3	(6)(7)
Net income	28.8	(1)	120.9	(2)(3)	(8.9	)(4)(5)	4.9	(6)(7)
Basic earnings per share	$0.36		$1.51		$(0.11)		$0.06
Diluted earnings (loss) per share (8)	$0.36		$1.49		$(0.11)		$0.06

(1)	Includes $36.3 million amortization of deferred costs of health insurer’s fee and $22.5 million in other ACA fees.
(2)	Includes $37.8 million amortization of deferred costs of health insurer’s fee and $22.5 million in other ACA fees.
(3)	Includes tax benefit of $72.6 million, net of adjustments, as a result of a loss on the stock of one of our subsidiaries.
(4)	Includes $84.7 million pretax asset impairment related to our assets held for sale in connection with the Cognizant Transaction and $21.1 million in pretax expenses primarily related to the Cognizant transaction.
(5)	Includes $31.9 million amortization of deferred costs of health insurer’s fee and $26.6 million in other ACA fees.
(6)	Includes $3.8 million pretax asset impairment primarily related to our assets held for sale in connection with the Cognizant Transaction and $68.3 million in pretax expenses primarily related to the Cognizant Transaction.
(7)	Includes $35.4 million amortization of deferred costs of health insurer’s fee and $25.8 million in other ACA fees.
(8)	The sum of the quarterly amounts may not equal the year-to-date amounts due to rounding.

SUPPLEMENTAL SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY ONLY)

HEALTH NET, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
REVENUES:
Net investment (loss) income	$(3,554)	$(125)	$1,316
Other income	27	8	229
Administrative service fees	477,960	477,440	464,393

Total revenues	474,433	477,323	465,938
EXPENSES:
General and administrative	556,666	524,751	431,354
Depreciation and amortization	21,707	28,207	36,185
Interest	33,309	31,376	33,589
Asset Impairment	1,884	88,528	—

Total expenses	613,566	672,862	501,128

Loss from operations before income taxes and equity in net income of subsidiaries	(139,133)	(195,539)	(35,190)
Income tax benefit	82,312	53,011	13,014
Equity in net income (loss) of subsidiaries	242,498	288,157	192,302

Net income	$185,677	$145,629	$170,126

See accompanying notes to condensed financial statements.

SUPPLEMENTAL SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY ONLY)

HEALTH NET, INC.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$185,677	$145,629	$170,126

Other comprehensive (loss) income before tax:

Unrealized (losses) gains on investments available-for-sale:
Unrealized holding (losses) gains arising during the period	(10,480)	59,073	(78,217)
Less: Reclassification adjustments for gains included in earnings	(192)	(2,710)	(23,975)

Unrealized (losses) gains on investments available-for-sale, net	(10,672)	56,363	(102,192)

Defined benefit pension plans:
Prior service cost arising during the period	—	—	607
Net gain (loss) arising during the period	6,416	(11,893)	7,294
Less: Amortization of prior service cost and net loss included in net periodic pension cost	2,560	600	2,572

Defined benefit pension plans, net	8,976	(11,293)	10,473
Other comprehensive (loss) income, before tax	(1,696)	45,070	(91,719)
Income tax (benefit) expense related to components of other comprehensive income	(306)	15,464	(31,868)

Other comprehensive (loss) income, net of tax	(1,390)	29,606	(59,851)

Comprehensive income	$184,287	$175,235	$110,275

See accompanying notes to condensed financial statements.

SUPPLEMENTAL SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY ONLY)

HEALTH NET, INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2015	December 31, 2014
ASSETS

Current Assets:
Cash and cash equivalents	$28,063	$61,212
Other assets	64,064	36,740
Deferred taxes	365	11,538
Assets held for sale	—	50,000
Due from subsidiaries	79,629	128,967

Total current assets	172,121	288,457
Property and equipment, net	118,483	53,016
Goodwill	312,732	312,732
Other intangible assets, net	—	573
Investment in subsidiaries	3,359,203	3,060,191
Deferred taxes	3,667	36,453
Other assets	69,481	70,760

Total Assets	$4,035,687	$3,822,182

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Due to subsidiaries	$155,502	$284,654
Deferred taxes	19,619	34,684
Borrowings under revolving credit facility	285,000	—
Other liabilities	121,767	130,580

Total current liabilities	581,888	449,918
Intercompany notes payable—long term	1,069,224	1,047,947
Long term debt	399,709	499,504
Other liabilities	151,786	115,591

Total Liabilities	2,202,607	2,112,960

Commitments and contingencies
Stockholders’ Equity:
Common stock	154	153
Additional paid-in capital	1,497,562	1,444,705
Treasury common stock, at cost	(2,454,939)	(2,341,652)
Retained earnings	2,794,954	2,609,277
Accumulated other comprehensive loss	(4,651)	(3,261)

Total Stockholders’ Equity	1,833,080	1,709,222

Total Liabilities and Stockholders’ Equity	$4,035,687	$3,822,182

See accompanying notes to condensed financial statements.

SUPPLEMENTAL SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY ONLY)

HEALTH NET, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$323,057	$153,063	$111,385
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales on investments	—	81,263	6,060
Maturities of investments	—	1,512	877
Purchases of investments	—	(3,032)	(6,841)
Purchases of property and equipment	(57,749)	(62,491)	(53,632)
Capital contributions returned to Parent	518	—	2,300
Capital contributions to subsidiaries	(414,200)	(188,000)	(7,500)
Sales (purchases) of restricted investments and other	—	—	161

Net cash used in investing activities	(471,431)	(170,748)	(58,575)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in checks outstanding, net of deposits	38	(46)	5
Excess tax benefit on share-based compensation	2,915	1,701	287
Net borrowings from subsidiaries	21,277	70,714	39,487
Proceeds from exercise of stock options and employee stock purchases	18,972	27,727	10,762
Proceeds from issuance of notes and other financing arrangements	360,000	—	345,000
Repayment of debt under financing arrangements	(175,000)	—	(345,000)
Repurchase of common stock	(112,977)	(152,549)	(77,810)

Net cash provided by (used in) financing activities	115,225	(52,453)	(27,269)

Net (decrease) increase in cash and cash equivalents	(33,149)	(70,138)	25,541
Cash and cash equivalents, beginning of period	61,212	131,350	105,809

Cash and cash equivalents, end of period	$28,063	$61,212	$131,350

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$31,622	$29,670	$30,789
Income taxes paid	276,468	83,499	80,119

See accompanying notes to condensed financial statements.

SUPPLEMENTAL SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT

(PARENT COMPANY ONLY)

HEALTH NET, INC.

NOTE TO CONDENSED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

Health Net, Inc.’s (“HNT”) investment in subsidiaries is stated at cost plus equity in undistributed earnings (losses) of subsidiaries. HNT’s share of net income (loss) of its unconsolidated subsidiaries is included in consolidated income using the equity method.

This condensed financial information of registrant (parent company only) should be read in conjunction with the consolidated financial statements of Health Net, Inc. and subsidiaries.

Note 2—Subsidiary Transactions

Dividends from Subsidiaries

HNT received cash dividends from its subsidiaries in the amounts of $353,482,000, $617,500,000 and $46,519,000 during the years ended December 31, 2015, 2014 and 2013, respectively.